Exhibit 10.1

This Exhibit 10.1 includes certain identified information that has been redacted because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats as private and confidential. Where information has been redacted, it has been so indicated by a “[***]”.

EXECUTION COPY

AMENDED AND RESTATED DISTRIBUTION LICENSE AND

MARKETING SERVICES AGREEMENT

This Amended and Restated Distribution License and Marketing Services Agreement (this “Agreement”) is made and entered into as of June 13, 2024 (the “Effective Date”) by and between The Chosen, Inc., a Delaware corporation (“Distributor”), and Come and See Foundation, Inc., a North Carolina non-profit corporation (“CAS”) and (as provided herein) amends and restates, as of the Effective Date, that certain License Agreement between Distributor (as successor in interest to The Chosen LLC) and CAS dated November 29, 2022 (the “2022 License Agreement”). Each of Distributor and CAS are sometimes referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

RECITALS

I.	WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of May 13, 2024 between Distributor and CAS (the “2024 CAS APA”) and that certain Intellectual Property Assignment and Limited Assumption Agreement between Distributor and CAS dated November 29, 2022, CAS is the owner of all intellectual property rights in and to the Programs (as defined herein).

II.	WHEREAS, pursuant to that certain Production Services and Funding Agreement of even date herewith between The Chosen Texas, LLC, a wholly-owned subsidiary of Distributor (“TCT” or “Producer”) and CAS, CAS has engaged TCT to produce future Programs (the “2024 PSFA”).

III.	WHEREAS, CAS desires to license to Distributor, and Distributor desires to accept such license in and to, certain distribution and Marketing Duties to the Programs, as more particularly set forth herein.

IV.	WHEREAS, pursuant hereto, CAS shall have the right to receive certain proceeds from Distributor’s exploitation of the Programs and Ancillary Rights (as defined herein), as more particularly set forth herein.

V.	WHEREAS, pursuant hereto, CAS is reserving and retaining certain rights in and to the Programs, as more particularly set forth herein.

The recitals set forth herein are for descriptive purposes only.

AGREEMENT

NOW THEREFORE, in consideration of the agreements and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Defined Terms. Unless otherwise defined in this Agreement, the following terms and phrases shall have the meanings set forth herein below:

(a)            “2022 Transaction Agreements” shall mean the following agreements between CAS and Distributor, each dated as of November 29, 2022, as amended to date: (i) an Intellectual Property Assignment And Limited Assumption Agreement, (ii) a Contribution Funding and Production Agreement; (iii) the 2022 License Agreement, and (iv) the various security agreements, ancillary agreements, mortgages, side letters, exhibits and schedules appended thereto or consummated concurrently therewith.

(b)           “2024 Transaction Agreements” shall have the meaning set forth in Paragraph 2 below.

(c)           “Action” means any action, charge, audit, hearing, investigation, suit, claim, complaint, litigation, investigation, proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private), arbitration or other similar dispute.

(d)           “Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, control, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and controlled have meanings correlative to the foregoing.

(e)           “Ancillary Rights Gross Receipts” means all receipts, value or other consideration (including advances) irrevocably received by or credited to or irrevocably credited by way of offset to the account of Distributor in connection with the exploitation of the Ancillary Rights (including, for the avoidance of doubt, physical home entertainment goods [including, without limitation, digital videodiscs, DVDs, Blu-rays, and similar disc systems]) for a given Program without any deductions (other than sales and remittance taxes) and uncrossed with receipts, value or other consideration from any other means of distribution.

(f)            “Ancillary Rights” means any and all so-called ancillary, subsidiary and allied rights, whether now known or hereafter devised, including, without limitation, Merchandising Rights, soundtrack rights, music publishing, master recording rights, record label naming rights, music publishing catalog naming rights, print publishing, print publishing label naming rights, screenplay, publication, sponsorship, commercial tie-up, character, live stage, radio, interactive, theme park, location-based entertainment, commercial film clip licensing rights and non-fungible token (i.e., NFT) of every kind and nature whatsoever derived from, appurtenant to or related to the Programs, the Licensed Trademarks and the Underlying Materials.

(g)           “Angel Agreement” means that certain Content License Agreement between Distributor and Angel Studios dated October 18, 2022 whereby Distributor granted Angel Studios, among other things, the right to exploit the Chosen Series by means of the Angel App, which agreement has been terminated by Distributor, but is subject to pending litigation (“Angel Litigation”).

(h)           “Angel App” means the proprietary streaming application owned and/or controlled by Angel Studios, extant as of the date of the 2022 License Agreement.

(i)            “Angel Studios” means Angel Studios, Inc.

(j)            “App Exclusive Window” shall have the meaning set forth in Paragraph 4(b) below.

(k)           “Assignee” shall have the meaning set forth in Paragraph 26(c) below.

(l)            “[***] Project Right of First Negotiation” shall have the meaning set forth in the 2024 PSFA.

(m)          “Business Day” means a day other than (i) a Saturday, Sunday, a federal holiday, or other day on which financial institutions in Dallas, Texas, Los Angeles, California or New York, New York are authorized or required by law to close, and/or (ii) days on which Distributor or CAS are otherwise closed for business

(n)          “CAM” shall have the meaning set forth in Paragraph 8(f) below.

(o)          “CAS Ancillary Rights Royalty” shall have the meaning set forth in Schedule Royalties and Participations attached hereto and incorporated herein by this reference (“Schedule R&P”).

(p)           “CAS Foreign Language Version(s)” shall have the meaning set forth in Paragraph 6(b) below.

(q)           “CAS Overspill” shall have the meaning set forth in Paragraph 7 below.

(r)            “CAS Reserved Rights” shall have the meaning set forth in Paragraph 6 below.

(s)           “CAS Residuals” shall have the meaning set forth in Paragraph 10(b) below.

(t)            “CAS Security Agreement” shall mean the Amended, Restated and Consolidated Security Agreement between CAS, Distributor and TCT substantially in the form attached hereto and incorporated herein by this reference as “Exhibit SA.”

(u)          “CAS’ Share” shall have the meaning set forth in Schedule R&P.

(v)           “CAS Versions” shall have the meaning set forth in Paragraph 6(b) below.

(w)          “CAS VOD Rights” shall have the meaning set forth in Paragraph 6(c)(i) below.

(x)           “Change of Control” means a transfer, directly or indirectly, (y) of securities of or other interests in Distributor (or TCT or TCPL) representing a majority of the votes respecting the election of directors (or the individuals performing similar functions, such as a manager of a limited liability company) of Distributor, TCT or TCPL, or (z) by the equity holders of Distributor (or TCT or TCPL) (or the individuals performing similar functions, such as the manager of a limited liability company) of the authority to direct the management and policies of Distributor, TCT or TCPL to any other person or entity (other than its respective board of directors (or manager in the case of a limited liability company)).

(y)           “Chosen Brand” shall mean: (i) the Licensed Trademarks; (ii) the goodwill associated with or flowing from such Licensed Trademarks, including, without limitation, goodwill respecting the use of the Licensed Trademarks; and (iii) the right to associate with the Licensed Trademarks.

(z)            “Chosen-Branded Production” means any motion picture, television program or other content which includes or incorporates the Chosen Brand into its title, logline or other identifying trade element or a program for which a Trademark Attribution exists; and, for clarity, such program need not be developed, produced or financed by CAS in order to be deemed a Chosen-Branded Production.

(aa)         “Chosen Planning Council” shall have the meaning set forth in Paragraph 3(f) below.

(bb)        “Commercial Exploitation Gross Receipts” means, with respect to each Program, all receipts, value or other consideration irrevocably and actually received by or credited to or irrevocably credited by way of offset to the account of Distributor derived from the exploitation of such Program by means of Commercial Exploitation Rights (excluding, for the avoidance of doubt, physical home entertainment goods [including, without limitation, digital videodiscs, DVDs, Blu-rays, and similar disc systems]), net of any and all customary and reasonable sub-distributor fees and sub-distributor expenses.

(cc)         “Commercial Exploitation Rights” means the exclusive rights of every kind or nature, in any and all formats and however delivered, transmitted, or made available, whether now known or hereafter devised, including, without limitation, the rights to release, exhibit, broadcast, distribute, display, project, perform, exploit, sub-distribute, manufacture, reproduce, license, sub-license, lease, issue, reissue, sell copies of, dispose of and otherwise turn to account any and all versions of the Programs and all elements thereof, in whole or in part, in each and every case in any and all media now known or hereafter devised, including, without limitation, all of the following: theatrical; non-theatrical (including, without limitation, airlines, ships and other carriers and the like); pay-per-view/near video-on-demand; interactive media and multi-media, and any other devices and/or formats); all forms of television (including, without limitation, pay, free, network, syndication, cable, FAST, satellite, and digital); all forms of video-on-demand (including, without limitation, AVOD, FVOD and SVOD); all forms of digital and/or online distribution and/or transmission (including, without limitation, the internet, fiber optic or other exhibition, broadcast and/or delivery systems); all rights of communication to the public, rights of distribution to the public or other forms of public or private communication and/or distribution; and all forms of dissemination, communication or distribution to one or more identifiable locations or parties, but excluding, for the avoidance of doubt, the Non-Profit Rights.

(dd)         “Confidential Information” shall have the meaning set forth in Paragraph 24 below.

(ee)         “Covered License” shall mean an exclusive license (for any term) of rights to a Program to any of the territories of North American, Central or Latin America, any member state of the European Union, India, the Philippines, Australia, New Zealand, Japan, Korea, Taiwan or China.

(ff)          “Covered Production” shall have the meaning set forth in Paragraph 13 below.

(gg)        “CPC Purview” shall have the meaning set forth in Paragraph 3(f) below.

(hh)        “CPC Referral Group” shall have the meaning set forth in Paragraph 3(f) below.

(ii)           “Data Protection Laws” means all applicable Laws in any relevant jurisdiction relating to the processing of data (including Personal Information), data protection, data privacy and/or data security (including, where applicable, the guidance, industry standards, and codes of practices issued by regulatory bodies, including industry self-regulatory bodies, in any relevant jurisdiction), including, without limitation, the California Consumer Privacy Act of 2018, as amended by the California Consumer Protection Act of 2020, and its implementing regulations, the EU General Data Protection Act, the Virginia Data Protection Act and the Colorado Privacy Act.

(jj)           “Derivative Production” means any derivative work or production of any kind (including, without limitation, prequel, sequel, remake, spinoff, theatrical motion picture, television or streaming episodic or limited series or long-form program, live stage production, podcast, print publication, location based attraction, live event, etc.) based upon or derived from The Chosen Series.

(kk)         “Designated Responsible Executives” shall have the meaning set forth in Paragraph 3(g) below.

(ll)           “Distributor [***] Program” shall have the meaning set forth in Paragraph 13 below.

(mm)       “Distributor Collateral” shall have the meaning set forth in Paragraph 16(a) below.

(nn)        “Distributor Delivery” shall have the meaning set forth in Paragraph 3(c) below.

(oo)        “Distributor Obligations” shall have the meaning set forth in Paragraph 16(b) below.

(pp)        “Distributor’s Share” shall have the meaning set forth in Schedule R&P.

(qq)        “DMA Key Man Affiliation” shall have the meaning set forth in Paragraph 18(l).

(rr)          “Donation Rights” shall have the meaning set forth in Paragraph 6(e) below.

(ss)         “Donations” shall have the meaning set forth in Paragraph 6(e)(i) below.

(tt)          “Election to Proceed” shall have the meaning set forth in the 2024 PSFA.

(uu)        “Enhanced Versions” means a modified or enhanced version of one or more pre-existing Program(s), including, without limitation, a version of a Program that includes CAS Versions and/or is an alternative cut or version of a pre-existing Program (including, without limitation, director’s cuts, extended versions, mashups and/or expanded versions of episodes or features, abridged, condensed, abbreviated or compiled versions utilizing segments or content from such pre-existing.

(vv)        “Event of Default” shall have the meaning set forth in Paragraph 21 below.

(ww)       “Feature Derivative Production” means a feature length Derivative Production (i.e., excludes any episodic Derivative Productions).

(xx)          “Financing Proviso” shall have the meaning set forth in Paragraph 26(c) below.

(yy)        “Financing Transaction” shall have the meaning set forth in Paragraph 26(c) below.

(zz)          “First Window” shall have the meaning set forth in Paragraph 4(a) below.

(aaa)       “Governmental Entity” means any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal); (iv) multinational organization or body; or (v) individual, Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(bbb)      “Guild” means any and all entertainment industry unions and guilds such as the Screen Actors Guild-American Federation of Television and Radio Artists; Directors Guild of America; Directors Guild of Canada; Writers Guild of America, East and West; Writers Guild of Canada; Producers Guild of America; American Federation of Musicians; Union of British Columbia Performers; Alliance of Canadian Cinema Television and Radio Artists; Media Entertainment & Arts Alliance; International Alliance of Theatrical Stage Employees; International Brotherhood of Teamsters, National Association of Broadcast Employees and Technicians; British Equity; British Musicians Union; Broadcasting Entertainment Cinematograph and Theatre Union; Producers Alliance for Cinema and Television and all other applicable guilds, unions, trade associations or collectives.

(ccc)       “Guild Residuals” means all amounts (other than Participations) payable to any Person(s) in accordance with any applicable standard collective bargaining agreement with a Guild based on the exploitation of a Program by means of the Licensed Rights in the Territory during the Term (including, without limitation, pension, health and welfare payments and employer share of taxes).

(ddd)      “Indemnified Party” shall have the meaning set forth in Paragraph 23(c) below.

(eee)       “Indemnifying Party” shall have the meaning set forth in Paragraph 23(c) below.

(fff)         “Key Man” means Dallas Jenkins.

(ggg)      “Key Man Term” shall have the meaning set forth in Paragraph 18(l).

(hhh)      “Laws” or “Law” means any federal, State, provincial or local laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, licenses and permits of any Governmental Entity.

(iii)          “LG License” means that certain license agreement between Distributor and Lions Gate dated May 4, 2023, as may be amended.

(jjj)          “Licensed Rights” shall have the meaning set forth in Paragraph 3(a) below.

(kkk)       “Licensed Trademarks” means the licensed trademarks as more particularly set forth on Exhibit A attached herein and incorporated herein by this reference.

(lll)          “Licensed Trademarks Rights” means any and all rights to publish, advertise, announce, use and display, in any manner or medium, and in all print styles and forms, the Licensed Trademarks, in connection with: (i) the exercise of any of Distributor’s rights hereunder, including, without limitation, advertising, publicizing, promoting, distributing and exploiting, in whole or part, the Programs and any product or material derived therefrom or related thereto and (ii) in Paragraph 8(c) and subject to the provisions of Paragraph 8(c) and Paragraph 1.1(gggg) below and, if applicable, the Chosen-Branded [***] Project Conditions (as such term is defined in the 2024 PSFA), any and all exploitation (including, without limitation, distribution, marketing, advertising and publicity) of a Chosen-Branded Production.

(mmm)    “Lien” means, with respect to any tangible or intangible asset, any mortgage, option, pledge, easement, right-of-way, covenant, condition or restriction on transfer, right of first refusal, defect of title, security interest, encumbrance, lien, trust (constructive or otherwise), adverse or prior claim, assessment, hypothecation or deed of trust or charge of any kind whatsoever (including any conditional sale, any lease in the nature thereof or the agreement to grant a security interest at a future date), and any contract to give or grant any of the foregoing.

(nnn)      “Lions Gate ” means Lions Gate Television Inc.

(ooo)      “Major Licensee” shall mean (i) any video broadcast or cable television network or any video streaming platform (e.g., Amazon (including Prime), Netflix, Roku, Hulu, Meta, X, Max, Peacock, Apple, Disney+, Paramount+, HBO, Starz, Spotify, YouTube and any other major United States or foreign streaming service, including their subsidiary or parent entities; and (ii) any licensee under a Covered License.

(ppp)      “Mandatory Arbitration” shall have the meaning set forth in Paragraph 30(b).

(qqq)      “Marketing Duties” shall mean those services set forth in Schedule “MD” attached hereto and incorporated herein by this reference.

(rrr)         “Marketing Duties Costs Reimbursement Amount” shall have the meaning set forth in Schedule “MD”.

(sss)       “Marketing Materials” means all (i) marketing, publicity, advertising and release materials for the Programs created by or on behalf of Distributor (or its Affiliates) and approved by Key Man, including, without limitation, any one sheets, trailers, television advertisements, internet advertisements and website source files (collectively, the “Release Materials”) and (ii) bonus materials created by or on behalf of Distributor (or its Affiliates) and approved by Key Man (and for which clearances have been obtained [i.e., from talent with approval rights thereover]); provided that any such bonus material which has been provided to CAS shall be deemed approved by Key Man and all talent, including, but not limited to, related footage filmed, unused out-takes, interviews featurettes, behind-the-scene footage, and any and all matching sound elements (the “Value Added Materials”).

(ttt)         “Marketing Servicing Rights” means the right to: (i) market, publicize, advertise and promote the Programs in connection with the exploitation of the Commercial Exploitation Rights and Ancillary Rights (including, without limitation, co-promotion and commercial tie-in rights whereby Distributor and/or any of its Affiliates, licensees, sub-distributors or customers may enter into arrangements with third parties to use assets from the Program to promote a Program, and/or simultaneously promote such Program with such third parties’ products and/or services); (ii) use and authorize others to use the names, likenesses, biographies and voices, of any and all Persons who have entered into agreements to render services and/or furnish materials for or in connection with the Programs, and (iii) use any and all material and artwork created (or to be created after the Effective Date by Distributor, its Affiliates, licensees, sub-licensees, sub-distributors, customers and/or any designee of the foregoing) for or in connection with the Programs, for purposes of marketing, publicizing, advertising and promotional activities, as well as more generally, in connection with the exploitation of the Commercial Exploitation Rights and Ancillary Rights in respect of the Programs, through any and all forms and methods and manners, and in any and all means and media of any kind or character whatsoever, and (iii) provide the Marketing Duties, and any marketing budgets for each Season shall be subject to CAS’ mutual approval, (as to the annual budget and categories thereof in reasonable and customary detail, but not as to specific vendor or line item spends)].

(uuu)      “Merchandising Rights” means the right, either directly or through a licensee, to manufacture, reproduce, distribute, sell, advertise, promote and otherwise exploit any and all products, goods, commodities, services, venues or other items, including, without limitation, physical home entertainment (including, without limitation, digital videodiscs, DVDs, Blu-rays, and similar disc systems), video games/gaming, NFTs, and interactive software entertainment products, in any and all formats now known or hereafter devised, books and other print publications of all kinds (e.g., novelizations, comics) based upon or utilizing the title, names, characters, artists’ portrayals of characters, photos, likenesses, artwork, visual representations, trademarks and other elements from or otherwise associated with the Program; provided, however, that CAS is not purporting to grant any NFT rights which would conflict with the rights, if any, of Angel Studios under the Angel Agreement.

(vvv)      “New Season” means a Season that has not been released by means of any Commercial Exploitation Rights prior to the Effective Date. Notwithstanding the foregoing, the Parties acknowledge and agree that certain episodes of Season 4 of The Chosen Series have been theatrically exhibited prior to the Effective Date, but such Season 4 of The Chosen Series shall nonetheless constitute a New Season hereunder and the provisions of this Agreement shall apply accordingly.

(www)    “Non-Profit Rights” shall have the meaning set forth in Paragraph 6(a) below.

(xxx)        “Non-Profit Sector” means non-profit Person and institutions, including, without limitation, ministries, churches, religious organizations and NGOs, government-religion organizations and public/private partnerships, educational institutions and schools affiliated with religious or ministerial organizations, and public and private educational institutions which are not conducted on a “for profit” basis (and regardless of any affiliation [or lack thereof] of such public or private educational institutions).

(yyy)      “Non-Profit Sector TV Rights” shall have the meaning set forth in Paragraph 6(a) below.

(zzz)        “Non-Profit TV Networks” shall have the meaning set forth in Paragraph 6(a)(i) below.

(aaaa)     “NP Chosen App” means a VOD, OTT and other VOD-like content streaming application owned or operated by CAS (which shall include corresponding website(s)) of the NP Chosen App) which is intended for (but not limited to) distribution to and promotion of programs to the Non-Profit Sector, subject to the Overspill Provisions and other provisions hereof.

(bbbb)    “NP Targeted Marketing Restriction” shall have the meaning set forth in Paragraph 7 below.

(cccc)     “OTT” means an over-the-top media service whereby audiovisual content is delivered to consumers/viewers directly via the Internet instead of through a cable, broadcast or satellite television platforms.

(dddd)    “Overspill” shall have the meaning set forth in Paragraph 7 below.

(eeee)     “Overspill Provisions” means the provisions in Paragraph 7 below pertaining to Overspill.

(ffff)        “Participations” means any contingent right in or to receive money or other consideration in respect of, the exploitation of the Program (excluding Guild Residuals), by whatever name called, including contingent bonuses, defined receipt contingent bonuses, contingent proceeds, gross receipts, net proceeds, deferments, box office bonuses, startpoint bonuses and advances.

(gggg)    “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(hhhh)    “Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and when referring to a Data Protection Law, has the same meaning as the similar or equivalent term defined thereunder.

(iiii)         “Program” means The Chosen Series, Project B (if produced pursuant to the 2024 PSFA), and any Derivative Production (if produced pursuant to the 2024 PSFA) together with any Supplemental Materials and Enhanced Versions related to the foregoing.

(jjjj)         “Project B” means an unproduced project currently designated as “Project B,” which may be produced pursuant to the 2024 PSFA or this Agreement, whether in the format of one or more feature-length motion pictures or an episodic series.

(kkkk)     “Proviso Conditions” shall have the meaning set forth in Paragraph 26(c) below.

(llll)         “Released Program Quiet Enjoyment” shall have the meaning set forth in Paragraph 25(b) below.

(mmmm) “Reorg” shall have the meaning set forth in Paragraph 26(a) below.

(nnnn)    “ROW” means those parts of the Territory that do not comprise the United States and its territories and possessions.

(oooo)    “Rules” shall have the meaning set forth in Paragraph 30(b).

(pppp)    “Season” means a season of a given Series.

(qqqq)    “Security Document” shall have the meaning set forth in Paragraph 21(e) below.

(rrrr)        “Security Instruments” shall have the meaning set forth in Paragraph 16(a) below.

(ssss)     “Series” means, individually and/or collectively, The Chosen Series, Project B (if a Series and if produced pursuant to the 2024 PSFA), and any episodic Derivative Production (if produced under the PSFA), if produced.

(tttt)        “Supplemental Materials” means any and all supplemental footage and materials related thereto, including, without limitation, commentaries, menus, deleted scenes, alternative versions and/or cuts, outtakes, interviews, behind-the-scenes footage, screen tests, character profiles, bonus materials, music videos, promotional films, trailers, television spots, production stills, production storyboards, production sketches and concept drawings.

(uuuu)    “Take-Down Notice” shall have the meaning set forth in Paragraph 25(c) below.

(vvvv)    “Tax Objectives” shall have the meaning set forth in Paragraph 31(g) below.

(wwww) “TCPL” means The Chosen Productions, LLC.

(xxxx)      “Term” means, collectively, the Initial Term (as defined herein below) as extended by the Project B Extended Term (defined herein below), if applicable, and/or any Auto Term Extension (as defined herein below), if applicable. The “Initial Term” means the period commencing on the Effective Date and continuing for a period of ten (10) years; provided, however, that if Project B is produced pursuant to the 2024 PSFA and thereby distributed hereunder, the Initial Term shall be automatically extended by five (5) years (the “Project B Extended Term”); provided further, that: (i) so long as Key Man is engaged by Distributor (or one of its Affiliates) in substantially the same capacity as he was on The Chosen Series as of the date that the Initial Term or, if applicable, the Project B Extended Term, would otherwise expire (the “Expiry Date”) (ii) Distributor is not in material uncured breach hereunder, and (iii) Distributor is actively and materially distributing The Chosen Series during the six (6) month period preceding such Expiry Date, then the Initial Term or the Project B Extended Term, as applicable, shall automatically renew annually for consecutive one-year periods on a rolling basis (each an “Auto Term Extension”). “Actively distributing” shall mean active sales and marketing in open media and territories, and solicitation of renewal licenses for expiring sublicenses. Notwithstanding the foregoing, (i) so long as Key Man is engaged by Distributor (or one of its Affiliates) in substantially the same capacity as he was on The Chosen Series, the Term of this Agreement shall continue pursuant to the Auto Term Extension with respect to Distributor’s right to produce Chosen-Branded Productions, and all provisions applicable to Chosen-Branded Productions (including, without limitation, the provisions of Paragraph 8(c) below) shall still apply and (ii) Distributors rights to exploit (including, without limitation, distribute, market, advertise and promote) any Chosen-Branded Production shall be in perpetuity.

(yyyy)   “Territory” means the Universe.

(zzzz)      “The Chosen Series” means that certain episodic audiovisual series entitled “The Chosen,” including all previously released episodes and Seasons thereof as well as all episodes and Seasons to be produced and/or released in the future, which future Seasons shall be comprised of eight (8) episodes each.

(aaaaa)   “Third Party License” means an agreement whereby Distributor grants distribution rights in and to a Program to a third party licensee or sub-distributor.

(bbbbb) “Third Party License Period” means the license period for a given Third Party License, which shall not exceed the end of the calendar year that is two (2) years following the original Term hereof (unless otherwise approved by CAS as set forth in Paragraph 3(c) below).

(ccccc)   “TM Gross Receipts” shall have the meaning set forth in Paragraph 8(c) below.

(ddddd) “TM Royalty” shall have the meaning set forth in Schedule R&P.

(eeeee)   “Trademark Attribution” means the use or incorporation in a program title, logline or identifying trade elements, of any the following (or phrasing substantially similar thereto) attributes: “The Chosen;” “The Chosen Presents;” “A Chosen Production;” “In association with The Chosen;” “Presented by The Chosen;” “A Chosen Universe production;” and phrases of similar import to the extent they are used in a material manner by Distributor (or its agents, Affiliates, licensees or sub-distributors) to market or promote a program (that is otherwise neither a Chosen-Branded Production nor a Derivative Production) so as to associate such other program with The Chosen or the Chosen Brand or the Licensed Trademarks. [***]

(fffff)      “TV Holdback” means shall mean only a single period, not to exceed thirty (30) days and commencing on a date as designated by Distributor (in its reasonable commercial discretion), where CAS shall not exercise the Non-Profit Sector TV Rights to a New Season anywhere in the Territory. There may not be any additional holdback obligation or blackout (beyond such single 30-day period), other than the First Window and the App Excusive Window, imposed by Distributor or any person (including any licensee of Distributor) upon CAS’s exploitation of the Non-Profit Sector TV Rights to such New Season. CAS (and its licensees) shall be entitled to exploit its Non-Profit Sector TV Rights regardless of any TV license granted by Distributor which purports to exceed such single TV Holdback period. A TV Holdback may be applied solely to a newly-released Season and shall not apply to any previously released Seasons or episodes of the Series, or to Programs which are not episodes of the Series. The TV Holdback shall not be applied on a territory-by-territory basis; rather, only a single TV Holdback period may be designated by Distributor for each New Season.

(ggggg) “Underlying Materials” means, with respect to a given Program, all literary, musical, dramatic or other works, or particular elements thereof, from which such Program is adapted, and any and all other literary or dramatic materials of any kind and any rights included in or synchronized with such Program or upon which such Program is or may be based, in whole or in part, including screenplays, stories, adaptations, scripts, titles, treatments, bibles, scenarios and characters.

(hhhhh) “Unfunded Projects” shall have the meaning set forth in Paragraph 18(l).

(iiiii)        “Viewer Data” shall mean all information, metrics and data regarding, detailing or summarizing the viewership of a Program, including episodic information for episodic Programs, including without limitation the accounting of views, unique views, visits, streaming or viewing durations information, page views, traffic sourcing, episodes watched, bounce rates and exit data and rates (as such concepts are applied to VOD and streaming), and device usage; and viewership demographic information (anonymized and/or aggregated as required by applicable law, including Data Protection Laws), in such detail as is legally collected or compiled in accordance with applicable law and applicable terms of service; all as such data comprises, pertains to or is derived from Program viewership on a channel, platform or media and which Distributor (including any Affiliate) comes to possess or to which Distributor has, or reasonably could have, access to via Distributor’s licensee(s).

2.            Conditions Precedent. The Parties shall have no obligations hereunder unless and until the full execution of the following documents which are being entered into concurrently (except with respect to the 2024 CAS APA which was fully executed on May 13, 2024) with this Agreement (collectively, “2024 Transaction Agreements”): (i) this Agreement; (ii) the 2024 CAS APA; (iii) the 2024 PSFA; and (iv) any applicable security agreement, security documents and such other ancillary agreements, schedules, exhibits, filings, instruments, security agreements, mortgages, account control agreements, payment directions, recordations and certificates as are set forth in and delivered in connection with the consummation of the transactions set forth in the above agreements, including the CAS Security Agreement.

3.            Grant of Rights.

(a)           Licensed Rights. Subject to the terms, conditions and restrictions herein, including, without limitation, in all cases, the CAS Reserved Rights (which, for clarity, are not being granted hereby and which are retained by CAS), CAS hereby licenses, grants and assigns to Distributor during the Term and throughout the Territory, the sole and exclusive right and license, including, without limitation, under copyright and all extensions and renewal terms of copyright, to exploit, in any and all languages, the Commercial Exploitation Rights, Ancillary Rights, Licensed Trademark Rights and Marketing Servicing Rights in and to the Programs and, as applicable, the Chosen-Branded Productions (all such rights, subject to such limitations, collectively referred to herein as the “Licensed Rights”).

(b)           Minimum Distribution Conditions.

(i)            Distributor shall distribute, and cause to be distributed, the Programs and each of them, commercially in a materially similar manner as the distribution of prior Seasons of The Chosen Series, including customary windowing (subject to the terms hereof) which are commensurate with commercially reasonable standards and practices for first class comparable scripted dramatic series programing in each of the United States’ and ROW’s respective network television or streaming industry (and if a Project B Election to Proceed is effected for pursuant to the 2024 PSFA and if produced as one or more motion picture(s), Distributor shall distribute, or cause it to be distributed, in whole or in part, in the United States and certain ROW territories, as a theatrical motion picture) (the “Applicable Distribution Standards”). Distributor (including its subdistributors and licensees) shall not agree to any ‘holdback’ of any Program in any medium or territory in the ROW (i.e., shall not agree to delay release in any United States territory or media as a condition of a release in another ROW territory or media), except as specifically permitted hereunder.

(ii)           Distributor shall cause all releases of Programs to be effected in a commercially reasonable time following delivery thereof, in accordance with the Delivery Schedule appended to the PDFA. It shall be a presumptively timely release where Distributor effects the release of the initial episode(s) of a New Season within one hundred twenty (120) days of delivery to Distributor of such initial episode.

(iii)          Distributor shall, with respect to the Programs and each of them perform the Marketing Duties set forth on Schedule MD hereto.

(c)           Incorporation of Qualitative Conditions of Production Agreement; Concurrent Delivery. Provided that the 2024 PSFA is in effect, Distributor shall use commercially reasonable good faith efforts to facilitate and ensure that the Programs are delivered to CAS as provided for in the 2024 PSFA in accordance with the Delivery Schedule for each New Season. Distributor agrees to: (i) actively monitor and administer the process of having and effecting “Delivery” under the 2024 PSFA be made to Distributor concurrently with Distributor’s Affiliate tendering and effecting the required Deliveries to CAS and to all other Covered Licenses (each a “Distributor Delivery”); (ii) take such actions in a timely and good faith manner which are necessary and sufficient to review and inspect, on a time- exigent and priority basis each tendered Concurrent Delivery; and (iii) in a time-exigent and commercially reasonable good faith efforts manner, issue to TCT and Distributor any objections or exceptions to any tendered Distributor Delivery, and manage any delivery resubmission and exception processes for all Distributor Deliveries, and (iv) in a time exigent and good faith manner, do all things and take such actions as are otherwise necessary or sufficient to accept Delivery and Distributor Delivery, and cause all deliveries to be effected and accepted under all of the Covered Licenses. Distributor shall further undertake all commercially reasonable actions to cause such Programs to qualify (and be deemed delivered under) any applicable delivery requirements or specifications under any applicable Program license agreement with the Covered Licenses. For clarity, Distributor (at its cost), and not CAS, shall be responsible for undertaking all tasks and actions necessary to accept or certify initial and complete delivery of all Programs delivered pursuant to 2024 PSFA, and upon CAS’s request, Distributor shall make timely written certifications to CAS of such deliveries, including to enable CAS to give its timely notice of acceptance or exception to each Delivery under the 2024 PSFA. For clarity, such obligations of Distributor shall require Distributor (and not CAS) to undertake all actions to document and coordinate the correction of any Delivery exceptions of any tendered Programs, so that such Program qualifies under all of the Covered Licenses. Without limiting the foregoing, Distributor agrees that tender of Delivery to CAS of any Programs under such 2024 PSFA, shall constitute a delivery to Distributor hereunder.

(d)            CAS Distribution Consultation and Access Rights.

(i)            Distributor shall meaningfully consult with CAS in advance of entering into any distribution agreements with respect to the Programs, and such consultation shall include good faith and timely collaboration and coordination between the Parties; provided that any casual or inadvertent failure shall not constitute a breach of this Agreement by Distributor. The Parties shall coordinate (as they have consistent with prior Seasons) with respect to distribution of the Programs in the ROW in order to take advantage of each Parties’ respective relationships with existing and prospective ROW licensees.

(ii)           The consultation period pursuant to subparagraph (i) shall not be less than 96 hours with respect to a Major Licensee.

(iii)          Distributor shall provide CAS with continuing access to Distributor’s database of all Third Party Licenses, in accordance with prior practice between the Parties, unless Distributor is contractually bound by confidentiality provisions that would prevent Distributor from doing so (provided that Distributor shall use commercially reasonable good faith efforts to not be bound by such restrictions).

(iv)          Distributor shall on a good faith and timely basis, prospectively inform the Chosen Planning Council of any plans to solicit any Major Licensee, including the time period for such anticipated solicitation.

(e)            CAS Approval Rights. CAS shall have the right to review and approve (such approval not to be unreasonably withheld, delayed or conditioned): (i) any license or distribution agreement for a Program with a Third Party License Period which purports to extend beyond two (2) years from and after the expiration of the Term; (ii) any amendment or extension of the term of the LG License (and if Distributor has approval rights to any Existing Transactional Rights Agreements [as defined under the LG License], then to such amendment); (iii) any license of a Program with a Major Licensee, including any amendment thereto; and (iv) any production agreement between the Key Man and a third party for which Key Man is performing any creative services for such third party during the Key Man Term except as permitted pursuant to the Key Man Amendment and the Key Man Affiliation provisions (e.g., exclusivity provisions and services rendered during production hiatus periods). CAS’ review and approval rights do no imply that a CAS representative will attend (or must attend) meeting(s) comprising Distributor’s process of soliciting or marketing Major Licensees. With respect to a license with a Major Licensee, CAS shall have five (5) days from Distributor’s submission thereof to CAS to review such license. If CAS fails to provide its approval within such five (5)-day period, Distributor shall provide CAS with a reminder notice, and in the event CAS fails to respond thereto before the end of the first Business Day following such reminder notice, the submitted license shall be deemed approved by CAS.

(f)            Viewer Data Procurement. Distributor (for clarity, including its Affiliates) shall use commercially reasonable good faith efforts to obtain from each of its Covered Licensees, a copy or (or access to) current Viewer Data for the Programs and any related materials and each of them (including any customary or unique viewer data dashboards and/or reports), and shall provide such Viewer Data to CAS as provided herein (including controlled access to Viewer Data dashboards and/or reports for Programs and any related materials), subject to any applicable contractual obligations, terms or conditions (of general applicability and not so as to frustrate this paragraph) as may be imposed upon Distributor with respect to such Viewer Data. As industry standards and practices develop during the Term, Distributor (for clarity, including its Affiliates) shall use commercially reasonable good faith efforts to enhance its possession of, and access to, Viewer Data from Covered Licensees, including, but not limited to, as required under applicable law (for example, including new provisions for access to the widest available array of Viewer Data in Distributor’s license renewals with Covered Licensees or in any new license with any platform, network or other distribution outlet through which viewers may access a Program), subject to any contractual obligations, terms or conditions (of general applicability) as may be imposed upon Distributor. If Distributor obtains or gains access to such Viewer Data, Distributor shall inform CAS in a timely manner.

(g)           As used herein, “Chosen Planning Council” or “CPC” shall mean the council that is established and maintained as set forth in the 2024 CAS APA (including certain reserved rights for CAS if the Chosen Planning Council is not established to the mutual approval of Distributor and CAS within 60 days of the Agreement Date), which shall: (i) be comprised of three (3) members of the board of the directors of TCI (plus an executive officer of TCI); and three (3) members of the board of directors of CAS (plus an executive officer of CAS), (ii) address various matters as provided herein, including coordination with related matters under the 2024 PSFA; (iii) serve, as between the Parties, to coordinate, collaborate, communicate and guide the marketing, licensing and distribution of the Programs and the strategic and long term planning of the Programs and (iv) meet monthly for the first six (6) months after being established under the APA and thereafter as frequently as the Chosen Planning Council deems reasonably necessary. The Parties agree that the CPC shall, from time to time, address the matters below respecting this Agreement, and that they shall actively and meaningfully coordinate, collaborate and communicate with respect to the marketing, licensing and distribution of the Programs, including, without limitation, as to matters related to: (i) NP Chosen App matters and performance; (ii) marketing of Programs distributed hereunder; (iii) Program release schedules; (iv) Derivative Productions; (v) Program translation and dubbing; (vi) communications respecting Donations and CAS fundraising initiatives with Distributor marketing efforts (including awareness and coordination of Distributor’s social media activities); (vii) global distribution and licensing matters for Programs, including commercial and noncommercial activities and activation; and (viii) other matters referenced herein as being subject to Chosen Planning Council guidance (“CPC Purview”). The Chosen Planning Council retains the authority with respect to the matters under the CPC Purview, and Distributor and CAS shall coordinate, collaborate and communicate with the Chosen Planning Council with respect thereto, including their respective executives. If there is a disagreement between Distributor and CAS as to a specific action required with respect to CPC guidance on a matter under CPC Purview, either Distributor or CAS may refer the disagreement to the Chosen Planning Council for resolution; and if the Chosen Planning Council cannot resolve the matter, the Chosen Planning Council (or any Party’s appointees thereto) may refer the matter in dispute to Key Man and a person designated in writing (email shall suffice) by CAS (the “CPC Referral Group”) for their mutual agreement to resolve the disputed matter, and the Parties will each act in accordance with such dispute resolution made by the Chosen Planning Council or (if applicable) the CPC Referral Group. Neither the Chosen Planning Council nor the CPC Referral Group shall be deemed to control the business of either CAS or Distributor. A CAS representative’s participation in the Chosen Planning Council (or CPC Referral Group) shall not impose or imply that such person has any fiduciary duty or other duty to any person other than CAS, and such CAS representative’s good faith fiduciary duties owing to CAS are hereby acknowledged. A Distributor representative’s participation in the Chosen Planning Council (or CPC Referral Group) shall not impose or imply that such person has any fiduciary duty or other duty to any person other than Distributor, and such Distributor representative’s good faith fiduciary duties owing to Distributor are hereby acknowledged. In addition, neither this Agreement nor any other 2024 Transaction Agreement amends the certificate of formation, organizational agreement or operating agreement of Producer, nor the certificate of incorporation or bylaws of Distributor; and the actions of the Chosen Planning Council (and CPC Referral Group) shall not be deemed to effect any amendment to such organizational documents. For clarity, an approval right of either Party under this Agreement (or any other 2024 CAS Agreement) shall be and remain exercisable by such Party in its sole and absolute discretion, even if such Party, from time to time, refers such subject matter to the Chosen Planning Council or the CPC Referral Group.

4.             First Window; App Exclusive Window. (a)       First Window. Subject in each case to the prior written approval of CAS in its sole and absolute discretion, Distributor shall have the exclusive right to license and/or authorize an initial commercial exhibition of any New Season and/or episode of a Program via: (A) an initial U.S. (and substantially concurrent ROW) theatrical release and (B) subject to the prior written approval of CAS in each instance, one initial ROW television exhibition window (each, a “First Window”). The First Window shall continue for a period of not to exceed ninety (90) days (unless otherwise approved in writing by CAS) from and after the first date of the initial theatrical release of an episode from such New Season (i.e., 90 days after the first day of the First Window); provided, that if CAS agrees to an ROW television exhibition window occurring during the First Window, then the First Window shall terminate on such alternative date as CAS may agree in writing (in its sole and absolute discretion); and provided further, that the First Window may terminate prior to such 90 days, on such earlier date as Distributor may designate in writing upon at least 60 days’ prior written notice to CAS designating such earlier termination date). The expiration date of a First Window of a New Season is referred to as “First Window Expiration Date.”

(b)           App Exclusive Window. CAS shall have the exclusive right to exhibit new episodes of Programs on the NP Chosen App during a period immediately following the First Window as more particularly set forth herein (the “App Exclusive Window”). Regardless of the release pattern of episodes during the First Window, Distributor and CAS shall mutually agree (not later than 20 days prior to the first day of the First Window) the release pattern for Episodes of the New Season (or new episodes of Programs, if not covered by the foregoing) during the App Exclusive Window (“AEW Release Pattern”) (for example, one new Episode per week, or one new Episode every other day, or the like) subject to CAS having taken timely delivery of the Episode to enable its release according to such AEW Release Pattern. The App Exclusive Window shall commence on the day immediately following and consecutive to the First Window Expiration Date and continue until the date that is the sixty (60) days following the date of initial release (per the AEW Release Pattern) of the final episode comprising the New Season of the Series (i.e., after episode 8 is released according to the AEW Release Pattern). For clarity, the App Exclusive Window shall expire at the same time as to all Episodes of the New Season, and not on an episode-by-episode basis.

(c)           The App Exclusive Window shall be extended for the duration of any failure or delay by Distributor (or its Affiliate TCT) to deliver (or accept delivery of) an episode of a New Season.

(d)           The following exceptions shall apply to the App Exclusive Window provisions hereof:

(i)            During the App Exclusive Window, Distributor (in a good faith and bona fide furtherance of its Marketing Duties hereunder) may broadcast (or license the broadcast of) a single “livestream premiere event” of the New Season (with Distributor using commercially reasonable efforts to have such event be hosted or co-hosted by the live appearance of the Key Man and one key cast member) on one social media platform, with such livestream premiere event being accompanied by the concurrent or immediately adjacent (before or after) exhibition of one new episode of the New Season on such social media platform (for example, on X, Meta, Instagram, Tiktok or YouTube), which such episode shall be taken down within seventy-two (72) hours from its initial exhibition on such platform. Distributor shall use commercially reasonable good faith efforts to arrange for Distributor’s and CAS’ concurrent access to Viewer Data for any such livestream premiere.

(ii)           [***]

5.            Access to Alternative Language Assets. Distributor shall have free access to all CAS Foreign Language Assets, including all picture and sound elements, created by CAS; and (b) Distributor is hereby granted the rights to distribute and exploit such CAS Foreign Language Assets (whether created before or after the Effective Date) by means of any and all of the Licensed Rights hereunder, subject to the terms and limitations hereof. For clarity, Distributor (and not CAS) shall be responsible for any and all clearances (including music licensing) necessary for any distribution by Distributor (or its licensees) of any CAS Foreign Language Version outside of the Non-Profit Sector.

6.            CAS Reserved Rights: The following (for clarity, as set forth in subparagraphs (a)-(j) below) rights in and to the Programs are retained by and reserved to CAS and have not been, and are not being, licensed to Distributor (collectively, the “CAS Reserved Rights”):

(a)           Non-Profit Rights. The exclusive rights of every kind and nature, in any and all formats and however delivered, transmitted or made available, whether now known or hereafter devised, including, without limitation, the rights to release, exhibit, broadcast, distribute, display, project, perform, exploit, sub-distribute, manufacture, reproduce, license, sub-license, lease, issue, reissue, sell copies of, dispose of and otherwise turn to the account any and all versions of the Programs and all elements thereof, in whole or in part, in each and every case, in any and all media (subject to the Overspill Provisions) now known or hereafter devised in all cases solely for distribution to the Non-Profit Sector throughout the Territory in perpetuity, including, without limitation, all of the following solely with respect to the Non-Profit Sector: theatrical; non-theatrical; pay-per-view/near video-on-demand; physical home entertainment (including, without limitation, digital videodiscs, DVDs, Blu-rays, and similar disc systems, interactive media and multi-media, and any other devices and/or formats); subject to the single TV Holdback, broadcast television networks and FAST channels (collectively, the “Non-Profit Sector TV Rights”); all forms of video-on-demand, including, without limitation, AVOD, FVOD, SVOD and any VOD exploitation for distribution to the Non-Profit Sector only (and subject to the Overspill Provisions); all forms of digital and/or online distribution and/or transmission, including, without limitation, the internet, fiber optic or other exhibition, broadcast and/or delivery systems; communication to the public, rights of distribution to the public or other forms of public or private communication and/or distribution; and all forms of dissemination, communication or distribution to one or more identifiable locations or parties (collectively, the “Non-Profit Rights”). For clarity:

(i)            the CAS Reserved Rights include the exclusive rights to distribute the Series to Non-Profit Sector broadcast television networks (collectively, the “Non-Profit TV Networks”). CAS shall in good faith, on a case-by-case basis, consider one or more written and detailed requests by Distributor for CAS (in its sole and absolute discretion) to grant individual licenses to Distributor for one or more specified Non-Profit TV Networks and/or for specified FAST channels of one or more specified Non-Profit Organizations or specified Non-Profit TV Networks, with such scope and limitations as CAS in its sole and absolute discretion may agree, and in all cases any such grant by CAS must be in writing and must specify the specific rights being granted).

(ii)           the Non-Profit Rights include the right of CAS in its sole and absolute discretion to grant licenses for some or all of the Non-Profit Rights to Distributor or other Persons (as approved by Distributor in accordance with the Distributor Approval Process), on a case by case basis, including for example, where a distribution arrangement desired to be effected by Distributor might be enhanced by inclusion of certain non-exclusive (or limited exclusive) Non-Profit Rights.

(b)           CAS Versions. The exclusive rights to create and distribute in all media solely to the Non-Profit Sector throughout the Territory: (i) Enhanced Versions and (ii) dubbed, subtitled, translated and/or foreign and/or local-language versions of the Programs or portions thereof, including those created by using hybrid/AI technology (each, a “CAS Foreign Language Asset” and, collectively, the “CAS Foreign Language Assets,” and together with the Derivatives, the “CAS Versions”), provided that CAS shall provide Distributor with timely courtesy copies of such CAS Versions and any marketing and promotional materials associated therewith in accordance with the provisions of Paragraph 9 below.

(c)           Non-Exclusive Video-On-Demand and OTT App Rights. The following rights, which are in addition to the Non-Profit Rights set forth above:

(i)            A non-exclusive royalty-free right to exhibit the Programs through the NP Chosen App, which shall include corresponding website(s) of the NP Chosen App (the “CAS VOD Rights”). CAS’ exercise of the CAS VOD Rights shall include CAS’ exclusive Donation Rights. Neither Distributor nor any licensee of Distributor) may exercise Donation Rights except through CAS.

(ii)           CAS shall have the right to exhibit all episodes of each New Season of The Chosen Series on the NP Chosen App (which may coincide with, but not be restricted by, a concurrent window with the Angel App, as provided herein). The CAS VOD Rights shall include the right to release new episodes of a New Season of the Programs on the NP Chosen App on a day-and-date basis concurrently with the release of such new episodes of such New Season on or in any other media, subject to the First Window and the App Exclusive Window. For clarity, the App Exclusive Window grants exclusivity rights to CAS and potentially to Angel if and to the extent Angel has any rights.

(d)           Marketing and Promotional Rights. CAS has and shall retain the non-exclusive worldwide right to market and promote the Programs to the Non-Profit Sector in all media and Non-Profit Sector markets, in connection with CAS’ exploitation of the CAS Reserved Rights (including, without limitation, the App Exclusive Window); provided that all marketing and promotional materials created by CAS relating to the exploitation of a given Program shall be provided to Distributor on a courtesy copy basis in accordance with the provisions of Paragraph 9 below; provided further, that in all cases, CAS’ exploitation of its Non-Profit Rights and its marketing thereof, in and of itself shall not be deemed to be a conflicting message or marketing effort; and any Distributor’s approval right which may be established on a going forward basis by the Chosen Planning Council would be solely to coordinate messaging, not to prevent or delay CAS messaging.

(e)           Charitable Donation Rights. CAS has and shall retain the exclusive, worldwide right to (collectively, the “Donation Rights”): (i) solicit, direct and process charitable donations directly tied to exploitation of the Programs (“Donations”), and provided CAS shall administer any such Donations in accordance with applicable Laws. The Parties acknowledge that the Angel License (which was previously terminated by Distributor), if reinstated by a tribunal of competent jurisdiction, included(s), a donation function provision whereby non-profit donations could under certain circumstances be linked and paid directly to CAS. For clarity, CAS has and shall retain one hundred percent (100%) of any Donations made through the NP Chosen App for its charitable purposes and CAS may expend such Donation proceeds as it deems fit in its sole and absolute discretion but in compliance with any applicable Laws.

(f)            Exclusive App and Channel Naming Right. CAS has and shall retain the exclusive right to (collectively, the “Exclusive Channel Name Rights”): use and employ (both itself and through licensees and/or contractors) the name and trademark rights of “The Chosen” in the name or title of the NP Chosen App and in related websites or other digital domains of the NP Chosen App (e.g., TheChosenApp.com, TheOfficialChosenApp.com, GettheChosen App.com or similar URLs and the associated content), and as the name of a channel(s) available, including in or for use in non-profit OTT streaming applications, including content streaming (e.g., The Chosen App Channel, The Chosen Series App, The Chosen Series App Channel, The Chosen Series Non-Profit Channel, The Chosen Non-Profit, or The Official Chosen Non-Profit Channel, or similar uses.

(g)            Distribution of the NP Chosen App. CAS has and shall retain the exclusive right to distribute (both itself and through licensees and/or contractors) the NP Chosen App in all media through any technology, including in third party “app stores” or platforms, by any means of installing apps on mobile devices and desktop, and the exclusive right to use the Exclusive Channel Name Rights in such distribution.

(h)            Convergence Channel Rights. CAS has and shall retain the exclusive right (both itself and through licensees and/or contractors) to use one or more configurations of the NP Chosen App and/or some of its constituent software (including outsourced software and services) as the “Chosen App Channel” (or other Exclusive Channel Name Right) offering on one or more non-profit VOD or OTT platforms.

(i)            Exclusive Non-Profit Sector Channel Rights. CAS has and shall retain the exclusive right (both itself and through licensees and/or contractors) to distribute the Programs (and employ “The Chosen” trademark rights) solely for access by and exhibition to the Non-Profit Sector media or channels which are notionally restricted to members of one or more designated institutions in the Non-Profit Sector (for example, members of a church, a college, or evangelical groups), including whereby a general audience app store or a VOD, OTT, or similar streaming platform or network (using the NP Chosen App or a derivative of the NP Chosen App) offers access to one or more of the Programs solely to members of such designated institution in the Non-Profit Sector, or which channel is primarily target marketed to such institution in the Non-Profit Sector or to the Non-Profit Sector generally.

(j)            Exclusive Use and Publicity. CAS has and shall retain the exclusive right in all media to use and publicize “The Chosen App” and “The Chosen App Channel” (or other Exclusive Channel Name Right) and the exclusive right to use “The Chosen” (or any Trademark Attribution in marketing to the Non-Profit Sector and distributing to the Non-Profit Sector. In the exercise of its Non-Profit Sector rights hereunder, CAS may license, delegate or assign such rights as it deems fit in its sole and absolute discretion.

7.            Non-Profit Targeted Marketing; Overspill. Distributor and its licensees, sub-licensees, sub-distributors and permitted assigns shall not market or promote the Programs, in whole or part, or any Program distribution platform or app (other than the NP Chosen App), to the Non-Profit Sector (in any language anywhere in the Territory) in any direct or targeted manner, including digital or online marketing (the “NP Targeted Marketing Restriction”). Non-targeted, general and mass marketing (and targeted marketing not directed to the Non-Profit Sector) that incidentally reaches a member or entity in the Non-Profit Sector shall not be deemed to violate the NP Targeted Marketing Restriction. Distributor shall use commercially reasonable efforts to include in any license agreements for any Program with any Affiliates or third parties (including any extensions or amendments or novations of Program licenses entered into by its Affiliates after November 29, 2022) a provision for the NP Targeted Marketing Restriction so as to avoid violation thereof by such third party or Affiliate. Notwithstanding the foregoing, the Parties acknowledge and agree that any incidental overspill from Distributor’s and/or its licensees’ exploitation of the Licensed Rights (e.g., where a church or other member in the Non-Profit Sector organically uses a VOD or OTT service other than the NP Chosen App or uses any other non-CAS controlled method to exhibit a Program to an audience) (the foregoing referred to herein as “Distributor Overspill”) shall not constitute an infringement of the CAS Reserved Rights by such user or a breach by Distributor hereunder. Similarly, notwithstanding the foregoing, the Parties acknowledge and agree that any incidental overspill from CAS’ and/or its licensees’ exploitation of the CAS Reserved Rights (“CAS Overspill,” and together with Distributor Overspill, “Overspill”) shall not constitute an infringement of the Licensed Rights or a breach by CAS hereunder. As provided in Paragraph 25(c) below the Parties (including Distributor’s Affiliates) shall abide by the provisions hereof regarding Take-Down Notices (defined herein) with third parties.

8.            Application of Commercial Exploitation Gross Receipts; Ancillary Rights Royalty; TM Royalty.

(a)           Application of Commercial Exploitation Gross Receipts. Commercial Exploitation Gross Receipts for each Program (or Season in the case of a Series) shall be applied on in the order listed below (calculated on a Season-by-Season basis with respect to each Series), paid and accounted for on a non-crossed basis:

(i)            First, to collection account manager for actual and customary fees and expenses of the collection account manager, if any, provided that any such fees shall be borne by CAS from the CAS’ Share;

(ii)           Next, to Distributor for the reimbursement of the Marketing Duties Costs Reimbursement Amount (for such Season); and

(iii)          From the amount of remaining Commercial Exploitation Gross Receipts, the CAS’ Share to CAS and the Distributor’s Share to Distributor.

For clarity: (i) any Guild Residuals and re-use fees, royalties and amounts required as a result of Distributor’s (or its licensees) use and exploitation of the Licensed Rights hereunder which were not paid or reserved by Distributor’s licensees shall be paid and satisfied solely from Distributor’s Share, (ii) any Participations payable with respect to the distribution of a Program which were not paid at source or by Distributor’s licensees, shall be paid and satisfied solely from Distributor’s Share; (iii) Distributor or its Affiliates (and not CAS) will be responsible for any Guild Residuals or other Guild payments due from revenues or other receipts generated from exploitation of the Programs (or any rights in connection therewith), except that CAS shall be responsible for any such Guild Residuals solely on account of its exploitation of Reserved Rights. CAS may discharge its obligations therefore by remitting the requisite amounts, if any, to Distributor, and Distributor shall account for any pay any such residuals or other payments which accrue on account of CAS’ exercise of its Reserved Rights. Parties shall agree to a customary and reasonable provision in the CAM for the administration of amounts, if any, that are collectible and payable arising solely from CAS’ exploitation of its Reserved Rights. Schedule Exceptions (attached hereto and incorporated by this reference) shall apply to certain programs and projects of Distributor or its affiliates, notwithstanding any provision hereof.

The calculation of the Marketing Duties Costs Reimbursement Amount does not and shall not imply that CAS has implicitly or otherwise approved any marketing budgets or expenditure. Any rights of CAS (as otherwise provided for herein) to review and approve marketing budgets is separate from the recoupment of the Marketing Duties Costs Reimbursement Amount.

(b)           Ancillary Rights Royalty. Distributor shall pay to CAS (or its designees) the CAS Ancillary Rights Royalty, and the remainder of any Ancillary Rights Gross Receipts shall be retained by Distributor. Distributor shall provide CAS with any and all underlying accounting statement or royalty statement that Distributor receives from any licensee of any Ancillary Rights. The CAS Ancillary Rights Royalty shall not be crossed against any costs of any theatrical exhibition or other exploitation of any Program or New Season, directly or indirectly. Schedule Exceptions (attached hereto and incorporated by this reference) shall apply to certain programs and projects of Distributor or its affiliates, notwithstanding any provision hereof.

(c)           Trademark Royalty. Distributor shall pay CAS (or its designees) the TM Royalty. Distributor’s gross receipts shall include the aggregate of all receipts, value or other consideration (including advances) irrevocably received by or credited to or irrevocably credited by way of offset to the account of Distributor derived from the exploitation of such Chosen-Branded Production (the “TM Gross Receipts”). For clarity: (i) the TM Royalty shall accrue and be payable on every Chosen-Branded Production; (ii) TM Royalty amounts shall not be crossed against the TM Royalty for any other Chosen-Branded Production nor against any royalty or amount payable hereunder, including without limitation, any Program and (iii) Distributor shall bear all costs and expenses of the development, production, and distribution and marketing of any such Chosen-Branded Production and any Participations with respect thereto (“Distributor’s Derivative Production Costs”). Schedule Exceptions (attached hereto and incorporated by this reference) shall apply to certain programs and projects of Distributor or its affiliates, notwithstanding any provision hereof.

(d)           Accounting; Audit.

(i)            Distributor shall account (including remittance of all amounts payable) to CAS on a calendar quarterly basis with respect to the CAS’ Share, CAS Ancillary Rights Royalty and, if applicable, the TM Royalty, for the initial two (2) years following the initial commercial release or broadcast of each New Season, Feature Derivative Production or, if applicable, ancillary program or Chosen-Branded Production, as the case may be, hereunder and on a calendar semi-annual basis thereafter for so long as amounts of the CAS’ Share, CAS Ancillary Rights Royalty and, if applicable, TM Royalty are payable to CAS hereunder, with accounting statements to be rendered within thirty (30) days after the end of each applicable accounting period. All accounting shall be of quality and specificity as provided herein, and in all cases shall include any and all material underlying licensee or sub-distributor statements rendered to Distributor to CAS, in good faith, may reasonably designate additional specificity to be included in Distributor’s accountings, including as necessary or material to enable CAS to comply with applicable law. Accountings shall be stand-alone for each of (and not be crossed between or among) the separate Commercial Exploitation Gross Receipts, CAS Ancillary Rights Royalty and, if applicable, the TM Royalty.

(ii)           After the Term, Distributor shall continue to render accountings to the extent any amounts are due or payable to CAS hereunder, on an annual basis.

(iii)          Distributor (including all Affiliates in possession or control of such) will provide CAS with true and correct photocopies of any and all Lions Gate and any other Major Licensee accountings and statements (rendered to Distributor or any Affiliate, including TCI) and all accounting and statements (rendered to Distributor or any Affiliate, or provided to Distributor or any Affiliate directly or indirectly through Lions Gate) or by any Major Licensee, at the required time of Distributor’s accounting to CAS hereunder. Unless Distributor is contractually bound by confidentiality provisions that would prevent Distributor from doing so (provided that Distributor shall use commercially reasonable good faith efforts to not be bound by such restrictions), neither Distributor nor any Affiliate shall fail or refuse to do so on account of any claim of confidentiality by any person, and CAS shall treat all such information as Confidential Information hereunder. Distributor shall also provide CAS with photocopies of any and accountings and statements which are provided to, or for which access is granted, of any parties to the “Existing Transactional Rights Agreements” referenced in the LG License.

(iv)          Distributor (including all Affiliates in possession of such) will provide CAS with all Viewer Data generated by Distributor or received from any Major Licensee (or any “Existing Transactional Rights Agreements” referenced in the LG License) with respect to any Program distributed by such Major Licensee or Lions Gate, unless prevented by Applicable Law or if Distributor is contractually bound by confidentiality provisions that would prevent Distributor from doing so (provided that Distributor shall use commercially reasonable good faith efforts to not be bound by such restrictions).

(e)           All Commercial Exploitation Gross Receipts, Ancillary Rights Gross Receipts and, if applicable, TM Gross Receipts shall be kept in a segregated account (and not commingled with any other Distributor programs) and Distributor shall keep full, true, and accurate books of account pertaining to its exploitation of the rights in the Programs and, if applicable, Chosen-Branded Productions. Books of account, insofar as they relate to the Programs, and/or any Chosen-Branded Productions (if applicable) or CAS Ancillary Rights Royalty, if applicable, payments hereunder may be examined by CAS upon reasonable advance request but not more than once annually (but overlapping audits shall be permitted) and solely insofar as such books of account relate to statements issued or payments made to CAS within thirty-six (36) months from the date of such audit request. Such audits must be conducted during reasonable business hours at CAS’ expense, and at times that are reasonably mutually acceptable to the parties within forty-five (45) days after notice of such audit, by a reputable accounting or other professional firm. So long as Distributor has provided CAS in a timely manner with the required books of accounts and other auditable information set forth herein, no audit may continue for longer than forty-five (45) consecutive Business Days. If CAS is conducting one or more audits, then the thirty-six (36)-month period shall be extended for an additional six (6) months with respect to those records being audited. In order to ascertain that accountings are uncrossed, in addition to its accounting obligations hereunder, Distributor agrees to provide separate standalone statements for each of the CAS’ Share, CAS Ancillary Rights Royalty and TM Royalty.

(f)            CAM. CAS may direct that Commercial Exploitation Gross Revenues be directed through one or more collection account(s) of a reputable collection agent (e.g., Fintage House or Freeway) (each a “CAM”), including that all required performance royalties, residuals, third party participations, customary off-the-top expenses and other corridors are to be directly paid to such third parties by such collection agent. No person shall be made party to any such CAM without CAS’s approval (e.g., recipients being beneficiaries versus parties to such CAM agreement(s)). CAS and Distributor shall negotiate in good faith (for example, respecting third-party platform-serviced revenues) respecting the potential use (at CAS’s election) of one or more segregated bank accounts into which non-CAM revenues would be remitted (with CAS having full transparency to track such collections in such account(s))Distributor shall execute (and shall use commercially reasonable efforts to cause its licensees to execute or acknowledge) such ancillary documentation requested and prepared by CAS which perfects CAS’ security interests in the proceeds of its license with Distributor, whether or not remitted or payable into such CAM.

9.            Distributor Approval Process and Courtesy Copy Provision. With respect to any and all matters for which Distributor (or its Affiliate) has an approval right hereunder, or for which CAS is required to provide “timely courtesy copies” of the subject matter, the following shall apply:

a.            Distributor, and CAS will establish and shall continue to maintain the Chosen Planning Council during the Term.

(a)           Matters herein which require “timely courtesy copies” to be provided by CAS to Distributor shall presumptively not be subject to pre-approval by Distributor; provided, however, that if the Chosen Planning Council (including with CAS’s consent) determines that a more formal administrative review process and/or approval right should be instituted in favor of Distributor with respect to any matter for which courtesy copy submission is provided for, then such approval process as determined by the Chosen Planning Council (with CAS’s approval) shall be established on a going forward basis, and CAS shall henceforth comply therewith in good faith and in a commercially reasonable manner; provided, that such process shall be a covenant of CAS and not a condition of any rights of CAS.

(b)           In any event, if any approval by Distributor is required hereunder (or shall become required in the future), such materials related to such matter shall be submitted to Distributor in writing (email is sufficient) allowing Distributor not less than five (5) Business Days from CAS’ submission thereof to review such materials, provided such review period shall be reduced to not less than two (2) Business Days solely with respect to extraordinary approvals sought which are prominently designated as being of “exigent circumstances” (for example, in the email subject line). Distributor shall use commercially reasonable efforts to review and respond to all such requests on a timely basis, provided that any failure by Distributor to do so shall not be deemed a breach hereunder, but shall be subject to the below sub-provisions of this Paragraph 9.

(c)           If Distributor fails to provide its approval or its notes to such materials within such five (5) Business Day period, (reducible to two (2) Business Days for a matter designated as exigent), CAS shall re-submit its request to Distributor for such approval, and in the event Distributor fails to respond to such re-submission within twenty-four (24) hours following CAS’ re-submission, such matter or materials shall be deemed approved solely with respect to the limited use for which they were originally designated by CAS.

(d)           Distributor’s approvals (if required hereunder) shall not be unreasonably withheld, delayed or conditioned by Distributor, and any of Distributor’s approval rights shall at all times (itself and through any agents) be exercised in good faith and in a focused and timely manner, and not in a manner designed to frustrate or interfere with or delay CAS’ exploitation of the CAS Reserved Rights.

(e)           Any rejection or non-approval by Distributor hereunder must specify in detail the nature of the objectionable content or matter, including reasonable specific detail as to the specific corrections which will remedy the matter. If Distributor fails to respond substantively or timely to three (3) consecutive approval requests by CAS, then upon written notice by CAS to Distributor, the review period for all submissions or requests by CAS thereafter shall be reduced to twenty four (24) hours. The Chosen Planning Council may reset such submission and approval periods back to the 5-day/2-day norm after its due consideration. With respect to CAS Versions, CAS may in its sole and absolute discretion provide a courtesy copy of one or more rough cuts or later version.

(f)            In any event, the Distributor Approval Process may not be exercised by Distributor in a manner which imposes upon CAS any defacto holdback or blackout or other delay of CAS’s Reserved Rights hereunder, including its day-and-date distribution rights.

10.           CAS Marketing and Use of Clips.

(a)           TCI shall use commercially reasonable good faith and timely efforts to deliver to CAS all Marketing Materials substantially concurrently with the delivery to any licensee or sub-licensee of Distributor, which CAS shall have and enjoy the right to use in marketing and promotion in connection with its exploitation of the CAS Reserved Rights, including, without limitation, CAS’ may use and incorporate the Marketing Materials in the exercise of the CAS Reserved Rights (such versions referred to herein as the “CAS Version Marketing Material”). So long as such CAS Version Marketing Material is comprised only of a dubbed, subtitled, or translated version of Release Materials and/or Additional Materials provided by Distributor, then such CAS Version Marketing Material shall not require pre-approval by Distributor (or Director) hereunder but shall be subject to Paragraph 9 hereof CAS shall in good faith (i) meaningfully consult with Key Man (or his designee) with respect to CAS policies and procedures with respect to the creation of its CAS Version Marketing Material, and (ii) continue the pattern and practice to collaborate and share marketing collateral with TCI to ensure consistency, integrity and quality adheres to Chosen Brand standards and (iii) collaborate with TCI as to CAS anticipated releases of CAS Version Marketing Material. CAS shall be responsible for all editing, laboratory and other costs and expenses incurred in connection with creating CAS Version Marketing Materials. CAS Version Marketing Materials shall indicate that they are from and/or associated with CAS. For clarity, CAS’ customary sermon material, instructional material, evangelical literature, lesson plan material, Donation solicitations or other marketing targeted to the NP Market which incorporates Marketing Materials, or clips of a Program or Feature Derivative Production (not exceeding 1 minute for any clip or an aggregate of 4 minutes of clips in any single such material) shall not in any case require courtesy copy submission to or approval by Distributor or Key Man so long as such usage does not result in a non-contextual use of such clip or footage.

(b)           CAS’ use of portions of a transcript of a Program or Feature Derivative Production (including in alternative language) shall not require courtesy copy submission to, or approval by, Distributor, so long as such transcription does not alter the program screenplay other than on account of such literal translation to a non-English language. Upon reasonable written request by Distributor, CAS, in its sole discretion, shall give Distributor confidential access to such materials (e.g., in a hosted cloud) for Distributor’s confidential library or archival use. Any such uses by CAS shall be subject to any third party contractual talent and Guild related contractual restrictions and obligations; provided, that no contractual talent restrictions shall be agreed without CAS’ prior written approval. Any Guild Residuals, re-use fees or other amounts or obligations which become due or payable as a result of CAS’ uses (“CAS Residuals”) shall be the responsibility of CAS, subject to the provisions hereof for collection and remittance, including through the CAM; and subject to the clearances provisions hereof. The Parties acknowledge that Distributor, and not CAS, has primary responsibility for administering Guild Residuals, re-use fees, participations and other amounts and obligations which become due or payable to any person on account of exploitation of a Program. Distributor shall use commercially reasonable good faith efforts to cause TCT to obtain (at cost reflected in the respective production budget) clearance of all talent rights necessary for CAS’ exploitation of the CAS Reserved Rights (including, where customary, to effect a buy-out or other device to efficiently administer residuals, re-use fees, participations and other amounts and obligations which would or could become payable with respect to the exploitation of a Program), including for CAS’ use of foreign language versions of the Programs with respect to use of the Reserved Rights. Distributor shall administer and pay any Guild Residuals on behalf of CAS, and CAS shall remit any such amounts pursuant to the CAM or otherwise substantially concurrently with Distributor’s remittances therefore. In addition to the direct obligations of TCT under the 2024 PSFA, Distributor shall (and shall cause TCT to) proactively use good faith efforts to obtain clearance for all such CAS uses when Distributor is otherwise obtaining clearances for Programs, including for CAS uses of foreign language versions of the Programs. Otherwise, at all times, Distributor and CAS shall cooperate in good faith with respect to such clearances.

11.           NP Chosen App. As between CAS and Distributor (including its Affiliates), all ownership rights (including by license of rights from third parties) to the NP Chosen App (including software, licenses, SAAS and other property comprising the functions of the NP Chosen App) are owned exclusively by CAS unless otherwise provided by CAS in writing. Parties agree to cooperate with each other in the development of the NP Chosen App and any other applications for the VOD, OTT or similar streaming and/or other exhibition of the Programs. Any license by CAS to Distributor related to its NP Chosen App shall be in writing.

12.           Credits. The credit provisions set forth in the 2024 PSFA are incorporated herein by this reference. Distributor shall incorporate and include all such credits in the Programs it distributes hereunder, and shall include any contractual credits (if any) required to be included in advertising and marketing material. Distributor shall communicate directly with TCT to coordinate and align credits arising in the ordinary course of production and delivery, as necessary in connection with any Programs hereunder. Distributor shall not grant any credit in any Program to any licensee that would violate the credit provisions of the 2024 PSFA. Distributor shall not grant any credit in any Program that it distributes hereunder if such inclusion would violate the MTM Clause of the 2024 PSFA.

13.           Certain Additional Non-Profit Rights in Distributor Non-Program [***] Works. Subject to the terms provided for herein, CAS acknowledges and agrees that Distributor and/or its successors or Affiliates may develop, co-develop, produce, co-produce and distribute any programming [***] (herein, each a “Distributor [***] Program”). Other than the rights set forth herein, CAS shall not own or claim any intellectual property rights of any kind or nature whatsoever in such Distributor [***] Programs, and Distributor or its successors or designees shall exclusively own all such rights in and to all Distributor [***] Programs. The provisions of the section entitled “[***] Projects Right of First Negotiation” in the 2024 PSFA (“PSFA First Look Provision”) are incorporated herein by this reference and shall be effective with respect to Distributor upon the end of the Term (as defined in the 2024 PSFA) of the 2024 PSFA (including any extension of a Project B Election to Proceed occurs). The Parties do not intend for CAS to have duplicative benefits (i.e., two separate rights of first negotiation) as a result of the incorporation of the PSFA First Look Provision herein.

14.          CAS’ Personal Information and Indemnity.

(a)           Solely with respect to CAS’ and any CAS licensee’s distribution of the Programs and the operation of the NP Chosen App, CAS shall materially comply with all Data Protection Laws and shall use commercially reasonable efforts to contractually obligate (in addition to any extant obligation) any such licensee for which a license is entered into after the Effective Date (or on a prospective basis for any license entered into prior to the Effective Date to the extent such license is being amended for some other reason) to comply with all Data Protection Laws. For any Program-related Personal Information collected by or on behalf of CAS (including via the NP Chosen App or other medium that is subject to an applicable Data Protection Law), CAS shall indemnify and hold harmless the Distributor Indemnified Party (in accordance with the provisions hereinbelow) for any violation by CAS and/or any licensee of CAS (including any unauthorized or unlawful access to, use of, disclosure of, or modification to Personal Information or breaches, security incidents, or other adverse events related to Personal Information held or processed by or on behalf of CAS or its licensees) of Data Protection Laws.

(b)            With respect to Distributor’s and any Distributor licensee’s distribution of the Programs, Distributor shall materially comply with all Data Protection Laws and shall use commercially reasonable efforts to contractually obligate (in addition to any extant obligation) any such licensee for which a Third Party License is entered into after the Effective Date (or on a prospective basis for any Third Party License entered into prior to the Effective Date to the extent such Third Party License is being amended for some other reason) to) comply with all Data Protection Laws. For any Program-related Personal Information collected by Distributor or by Distributor’s licensees (including via any app or medium that is subject to an applicable Data Protection Law), Distributor shall indemnify and hold harmless the CAS Indemnified Parties (in accordance with the provisions herein below) for any violation by Distributor or Distributor’s licensees (including any licensee to any Third Party License, and including for any unauthorized or unlawful access to, use of, disclosure of, or modification to Personal Information or breaches, security incidents, or other adverse events related to Personal Information processed by Distributor or Distributor’s licensees) of Data Protection Laws.

15.           Press Releases. Each Party agrees to refrain from making any public announcement regarding this Agreement and/or include mention of the other Party in any press releases specifically related any Program (as opposed to corporate and other general press releases in which a Program is incidentally mentioned), without the prior review and written approval (including email approval) by the other Party. Each Party also agrees to participate in joint public announcement activities with the other Party from time to time and in such form to be agreed upon by the Parties. After the Effective Date, if a Party wishes to issue any communications regarding this Agreement, the details of such communication must be identified and submitted to the other Party (including such representatives, as such other Party may direct) in writing (including e-mail) for its review and written approval (including email approval), prior to any release or dissemination. No casual or inadvertent failure by a Party, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall either Party seek or be entitled to injunctive or other equitable relief for breach of any of the requirements of this paragraph. A Party may also refer to this Agreement in such Party’s communications, press releases and/or other public relations activities; provided, that if any such press release mentions the other Party, then the mentioned Party shall have prior written approval (not to be unreasonably withheld, delayed or conditioned) regarding the references to mentioned Party therein.

15.           Notice of Rights in Copyrighted Material; Termination of any Existing Security Interest of Distributor. CAS agrees that Distributor shall be entitled to record this agreement, or a digest of distribution terms with the US Copyright Office and in any UCC filing office in any jurisdiction that deems appropriate. Distributor hereby terminates any security interest which CAS granted (or may have granted) to Distributor pursuant to the transactions set forth in the 2022 Transaction Agreements. Distributor acknowledges that there is no grant of any security interest to Distributor express or implied, in this Agreement or any other 2024 CAS Agreements.

16.           CAS Security Agreement. The obligations owing by Distributor to CAS set forth herein are referred to as the “Distributor Obligations.” Distributor hereby grants to CAS a security interest as collateral for the Distributor Obligations. Such security interest, and additional matters pertaining to the security interest, its attachment and perfection, are set forth in the CAS Security Agreement.

17.          General Representations and Warranties. Each Party to this Agreement represents and warrants to the other Party as follows: (i) such Party has the full right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) such Party has taken all necessary action to authorize the execution and delivery of this Agreement, (iii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, does not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; and (iv) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

18.            Distributor’s and Its Affiliates’ Acknowledgements, Representations and Warranties and Covenants.

(a)           Distributor hereby acknowledges that TCT is making representations and warranties to CAS pursuant to the 2024 PSFA, and that Distributor shall rely exclusively upon the representations and warranties of TCT as to the production and delivery of the Programs, and that CAS is not recertifying or remaking those representations and warranties to Distributor. There are no implicit warranties or representations of CAS made or being made (or remade) by CAS to Distributor regarding the production and delivery of the Programs, other than as specifically set forth herein.

(b)           Distributor shall not purport to sell, lease, assign, transfer, license or convey, to any Person any right, title or interest in or to the Programs, or any part thereof (including the Underlying Materials) or any Licensed Trademark, in a manner that is adverse to or derogatory of any of CAS’s rights herein, including, without limitation, the Reserved Rights.

(c)           Distributor shall be solely responsible, liable and obligated for the payments of all Participations, Distributor shall enter into such Guild assumption, signatory or guaranty agreements with any Guilds as may be required of Distributor in accordance with ordinary custom and practice in the American television and motion picture industry (provided that the foregoing does not create any intended third party beneficiaries and does not confer to any third party any such rights); provided, elsewhere herein the Parties provide for CAS’ obligations respecting exploitation of the Reserved Rights.

(d)           Distributor shall use commercially reasonable good faith efforts to cause Lions Gate (in accordance with the LG License) to continue to assume all Guild Residuals and music royalties payable on account of Lions Gate’s distribution of Licensed Rights and programs thereof.

(e)           Distributor shall comply with all Laws related to Distributor’s or its licensee’s use and exploitation of the Licensed Rights;

(f)            Distributor is a duly formed, validly existing organization in good standing under the Laws of its jurisdiction of organization; and it is duly licensed or qualified to do business in each jurisdiction where it is so required;

(g)           Distributor has all requisite, power and authority to own its properties and conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, the Agreement;

(h)           Except for the Angel Litigation, there are no Actions pending or, to the best of such Distributor’s knowledge: (i) threatened against or affecting Distributor in any court or before any Governmental Entity that, if adversely determined, would have a Material Adverse Effect (as defined in the 2024 PSFA) on the ability of Distributor to perform its obligations under this Agreement; (ii) threatened against or affecting the Programs or Licensed Rights in any court or before any Governmental Entity; or (iii) threatened, the adverse determination of which might have a Material Adverse Effect or on any related or affiliated group or impair its ability to perform its obligations under, or affect the validity or enforceability of this Agreement;

(i)            Distributor shall not purport to grant to any person, any Liens in any Programs or any Licensed Rights;

(j)            Distributor shall not solicit funding (including fee advances), or accept any funding, from any third party for the distribution or marketing of any of the Licensed Rights hereunder.

(k)            E&O Insurance.

(i)            Distributor shall, at its own expense, secure and maintain, or cause to be secured and maintained, during the Term and until (3) years after the end of the Term, in continuous force and effect, standard distributor’s (and in lieu of that, producer’s) liability (i.e., “errors & omissions”) insurance issued by a reputable insurance carrier reasonably acceptable to CAS. Such policy must be occurrence-based; in the event that the policy is claims-based, then Distributor must support such policy with a rights period endorsement (or term of insurance endorsement) reasonably satisfactory to CAS. Distributor or its Affiliate shall provide to CAS a copy of the policy and a certificate of insurance which shall provide that such insurance: (i) has a coverage limit of no less than Three Million United States Dollars (US$3,000,000) per claim and Five Million United States Dollars (US$5,000,000) in the aggregate, with a deductible of no greater than Twenty-Five Thousand United States Dollars (US$25,000); (ii) cannot be cancelled or modified without first providing CAS with thirty (30) days prior written notice via registered mail; (iii) is not subject to any non-standard endorsements or exclusions from, restrictions of or limitations in coverage or any material difference in deductibles as the standard in the industry; (iv) provides coverage for distribution of the Programs in all media granted to Distributor; and (v) provides coverage for all music, film clips (if any) used in any Program as well as the title of the Programs. Such policy shall name as additional insureds CAS, its affiliated companies, successors, distributors, sub-distributors, licensees, sub-licensees, advertisers and assigns and the respective officers, directors, shareholders, attorneys, employees, agents and any other representatives of any and all of the foregoing, and shall contain an endorsement that negates the “other insurance” clause in the policy and a statement that the insurance being provided is primary and not contributing to or in excess of any errors and omissions insurance carried by CAS or any other person or entity (other than Distributor). Prior to the release of each Season of a Program (or a program that is not the Series), Distributor will provide CAS with a certificate of insurance evidencing Distributor’s compliance with all of the insurance requirements set forth in this paragraph with respect to such upcoming release. Upon request by CAS, Distributor shall promptly cause additional parties to be added as additional insureds to the policy, or to expand coverage under the policy as reasonably required by CAS, and provide CAS with a related certificate and/or revised policy.

(ii)           Distributor shall maintain any insurance policies required to be maintained by Distributor pursuant to the LG License.

(l)            Distributor shall cause the Key Man to fulfill his obligations under this Agreement and remain exclusive to Distributor and TCT pursuant to and as set forth in the Key Man Amendment (defined in the 2024 PSFA)(except as permitted pursuant to the Key Man Amendment and the Key Man Affiliation provisions [e.g., exclusivity provisions and services rendered during production hiatus periods]) until the Season 7 Delivery Date (the “Key Man Term”)(the foregoing referred to as the “DMA Key Man Affiliation”). Upon the failure of the Key Man Affiliation to be extant until the end of the Key Man Term (and provided that Key Man is otherwise in compliance with the Key Man Amendment), Distributor acknowledges that CAS has rights and remedies under the PSFA which include without limitation, CAS’ rights to: (i) terminate CAS’ funding obligation(s) under the 2024 PSFA, as to [***] (“Unfunded Projects”); and (ii) terminate TCT’s exclusive production and/or other exclusive rights under the 2024 PSFA as to Unfunded Projects. Distributor acknowledges that CAS’ exercise of its foregoing rights or remedies under the PSFA, upon notice to Distributor hereunder (including any applicable cure periods), may include CAS’ right to terminate Distributor’s exclusive rights hereunder for such Unfunded Projects (i.e., for which the Key Man Affiliation has terminated), and Distributor acknowledges that CAS’s exercise of its rights and remedies with respect to any such failure of the Key Man Affiliation for the Key Man Term is intended by each Party (and TCT) to provide CAS with the benefit of its fundamental bargain under the 2024 CAS Agreements with respect to the personal services and direct involvement of the Key Man respecting the Key Man Affiliation.

(m)          Distributor shall use commercially reasonable good faith efforts to give written notice to CAS, not later than the June 30, 2027, of whether the Key Man Term (as defined in the 2024 PSFA) has been agreed in writing by TCI, TCT and the Key Man to be extended beyond the original Key Man Term, including therewith a copy of any such written extension; and if no such written notice of Key Man Term extension is provided by such date, CAS shall be entitled to rely upon such Key Man Term and act in accordance therewith.

19.           CAS’s Representations and Warranties. CAS represents and warrants to the Distributor as follows:

(a)           it has conducted, and will conduct, its business so as to comply in all material respects with all applicable Laws and orders and neither CAS nor any officer, manager, director or member of CAS is charged with, or so far as is known by such CAS, is under investigation with respect to, any violation of any such Laws or orders that could have a material adverse effect on the financial condition, business or operations of CAS, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1 et seq.), as amended, and the UK Bribery Act 2010;

(b)           in connection with the Donations, it has not, and will not, directly or indirectly, knowingly receive any funds, contributions, payments or proceeds (including by way of debt, equity or other capital contribution) from any Person with any connection (economic or otherwise) to Russia, China, Saudi Arabia or any Person known to be subject of sanctions promulgated by the United States federal government, or in contravention of applicable Laws, including, without limitation, anti-money laundering Laws.

(c)           is duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction where it is so required, and (iii) has all requisite, power and authority to own its properties and conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, the Agreement;

(d)           it has all requisite, power and authority to own its properties and conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, the Agreement; and

(e)           This Agreement has been duly authorized by all necessary action by it and duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable according to its terms.

20.          Trademark Matters; Morals. The Parties further agree that the Licensed Trademarks shall be subject to the following standards requirements:

(a)           All goods and services offered under the Licensed Trademarks shall: (i) be consistent with and not contravene the religious and historical teachings of the Bible as interpreted by evangelical Christian beliefs; (ii) maintain the same standards of artistry, theological interpretation and quality of goods and content as are demonstrated and reflected in Seasons 1 through 4 of The Chosen Series and corresponding goods and services to date; and (iii) not violate or contradict the substance of the BAC Approvals provided for in the production of the Programs.

(b)           Distributor shall take no act in violation of the MTM Clause (as defined in and set forth in the 2024 PSFA) and incorporated herein by this reference.

(c)           CAS hereby delegates to Key Man requisite authority over setting and enforcing the standards of quality for goods and services (to include content) offered to the public under the Licensed Trademarks. Such delegation shall continue until such may be revoked in writing by CAS (in its sole and absolute discretion), provided that such revocation shall be forward-looking only, and shall not vitiate any prior acts of the Key Man under such delegation. Distributor shall use commercially reasonable good faith efforts to cause Key Man to be responsible for establishing and enforcing the quality and content standards of the Licensed Trademarks and to cause Key Man to manage the day to day monitoring and management of all use of the Licensed Trademarks (and provided that the Chosen Planning Council may include such matters in its regular agenda). Distributor shall use commercially reasonable good faith efforts to cause Key Man (or his representative) (including via the Chosen Planning Council) to timely report to CAS any problems with brand standards. The Parties acknowledge and agree that Key Man may not delegate the foregoing authority to establish and police standards without the written consent of CAS; provided that Key Man may employ agents and representatives to assist him in his duties so long as the Key Man at all times maintains direct responsibility for and oversight of all such quality standards and enforcement for the Licensed Trademarks. Distributor shall timely report to Key Man and CAS any all third party complaints regarding brand standards of the Licensed Trademarks which remain active and unresolved after ninety (90) days from the date of first complaint. CAS’ delegation hereunder is personal to Key Man and may not be assigned to another without CAS’s written consent.

(d)           Distributor shall keep CAS informed of all goods and services offered under the Licensed Trademarks and shall timely provide samples to, or allow auditing of, the same to CAS. Distributor shall maintain records sufficient to disclose the preceding five (5) years of Distributor’s uses of the Licensed Trademarks. CAS has the right, at its sole expense, to inspect and audit all records and things associated with the use of the Licensed Trademarks, and Distributor shall cooperate with all reasonable inspection and auditing requests. Distributor and CAS may appoint a designee of Distributor, from time to time, as a trademark management agent to manage the exchange of information regarding trademark and brand issues between the Parties, with David Stidham Esq., or such other designee of Distributor, being the initially appointed agent. Such agent shall act as the agent of CAS with respect to certain management and administrative functions pertaining to the Licensed Trademarks. CAS may prospectively terminate the trademark license hereunder if Distributor materially breaches the foregoing trademark use standards and fails to remedy the breach after written notice and failure to cure within a reasonable period of not less than fourteen (14) days, and provided further that CAS provide written notice of termination after the failure to cure and allow Distributor sixty (60) days within which to respond or initiate mandatory arbitration pursuant to the terms of this Agreement. Termination shall be suspended pending arbitration and any arbitration involving this section shall be conducted pursuant to the mandatory arbitration provisions hereof. Notwithstanding anything to the contrary contained herein, any such termination hereunder shall not apply with respect to the use of the Licensed Trademarks and/or the title of the Series or Programs with respect to episodes produced (in whole or in part) or distributed prior to the date of such termination.

21.           Events of Default. Each of the following shall be an “Event of Default” under this Agreement:

(a)           Involuntary Insolvency Proceedings. The entry of a decree or order for relief in respect of the either Party in a bankruptcy, insolvency or receivership proceeding, or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law; or a receiver, trustee, liquidator, assignee, sequestrator (or similar official) is appointed in respect of such Party or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, in an involuntary case under any bankruptcy, insolvency or other similar law; or the commencement against either Party of an involuntary case under any bankruptcy, insolvency, receivership or other similar law which is not dismissed within 120 days; or

(b)           Insolvency; Voluntary Insolvency Proceedings. Either Party or any Affiliate of such Party shall: (i) be dissolved, (ii) fail or shall be unable to pay its debts generally as they become due, (iii) admit in writing its inability to pay its debts generally as they become due, (iv) make a general assignment for the benefit of creditors, (v) commence a voluntary case in bankruptcy, insolvency, receivership, reorganization or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law (including, without limitation, requesting a moratorium or suspension of payment of debts from any court or instituting proceedings or taking any form of corporate action to be liquidated, adjudicated bankrupt or insolvent), (vi) consent by answer or otherwise to the commencement against it of an involuntary case in bankruptcy, receivership, insolvency, reorganization or any other such action or proceeding or (vii) otherwise become insolvent; or

(c)           Cessation of Business. If either Party’s business is prohibited or suspended, partially or totally, or if either Party suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business; or

(d)           Obligations. If either Party materially fails to perform any of its material covenants or obligations set forth herein or fails to cure such failure within a reasonable period of time (not to exceed sixty (60) days), after receipt of written notice from the other Party. (except for a Specified Key Man Loss as defined under the 2024 PSFA, for which the cure period shall be as set forth in the 2024 PSFA).

22.           Remedies. If an Event of Default has occurred and is continuing, the non-defaulting Party may take any or all of the following actions:

(a)           Any action or remedy provided for by applicable law.

(b)           Terminate the Agreement for an Event of Default pursuant to the immediately preceding paragraph above. Subject to the provisions of the below paragraph entitled, “Injunctive Relief/Non-Disturbance/Quiet Enjoyment”, the rights and remedies of the non-defaulting Party hereunder, are cumulative and in addition to all rights and remedies provided under all agreements between Distributor, on the one hand, and CAS, on the other hand, in equity or otherwise. Neither any delay nor any omission by the non-defaulting Party to exercise any right or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right or remedy.

23.           Indemnification.

(a)           CAS agrees to defend, indemnify and hold harmless Distributor and its officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including, without limitation, reasonable outside attorneys’ fees) resulting from or relating to any third-party claims arising from: (i) CAS’s exploitation of the CAS Reserved Rights, (ii) CAS’s exploitation of the NP Chosen App and any advertising, marketing, promotional or other materials created by CAS, (iii) any Non-Profit Organization’s exploitation of a Program (pursuant to a license or sublicense with CAS), (iv) CAS’ or its licensee’ use of the CAS Marketing Materials and/or (v) any material breach of a material representation or warranty of CAS contained herein which is not cured timely as provided herein.

(b)           Distributor agrees to defend, indemnify and hold harmless CAS and its officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including, without limitation, reasonable outside attorneys’ fees) resulting from or relating to any third-party claims arising from: (i) Distributor’s exploitation of the Licensed Rights, (ii) any advertising, marketing, promotional or other materials created by Distributor, and/or (iii) any material breach of a material representation or warranty of Distributor contained herein, which is not cured timely as provided herein.

(c)           Each party’s indemnification obligations under this section are hereby expressly conditioned on the following: (i) the party requesting indemnity (“Indemnified Party”) provides the purported indemnifying party (“Indemnifying Party”) with prompt written notice of any such claim; (ii) the Indemnified Party permits the Indemnifying Party to control the defense of such action with counsel chosen by the Indemnifying Party (who will be reasonably acceptable to Indemnified Party); and (iii) Indemnified Party provides the Indemnifying Party with any reasonable information or assistance requested by the Indemnifying Party, at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect to which the Indemnified Party is or could be indemnified hereunder unless such settlement either: (A) includes an unconditional release of the Indemnified Party from all liability on all claims that are the subject matter of such proceeding or (B) is consented to in writing by the Indemnified Party (which consent shall not be unreasonably withheld).

24.           Confidentiality. Distributor and CAS shall each keep confidential and retain in the strictest confidence and shall not disclose to any third party any of the terms of this Agreement or any confidential or proprietary information of the other Party that is now known or that may hereafter become known to either of them as a result of the arrangements under this Agreement (“Confidential Information”), without the written consent of the other, except (a) as required by law (provided that any Party so required shall provide the other Party with the contents of such disclosure as soon as reasonably practicable prior to making such disclosure); (b) to enforce a party’s rights hereunder; (c) to a party’s attorneys, accountants, agents, investors, potential investors, financiers (including, without limitation, their representatives), and other professional representatives who agree to be bound to the confidentiality obligations of this provision; or (d) in connection with any third party participations, accounting and audit rights, SEC or other disclosure requirements and tax and other reporting requirements. The provisions of this Paragraph 24 shall survive any termination or expiration of this Agreement. For clarity, nothing in this Agreement shall be deemed to interfere with each Party’s obligation to disclose any information pursuant to any audits or reporting or disclosure requirements or to report transactions with the appropriate governmental, taxing, and/or registering agencies.

25.           Injunctive Relief; Non-Disturbance/Quiet Enjoyment; Take Downs; No Consequential/Punitive Damages.

(a)           Injunctive Relief. Each Party’s remedies for any breach of this Agreement shall be solely pursuant to the Mandatory Arbitration and related provisions set forth herein. exercise injunctive or other equitable relief shall be subject to the Mandatory Arbitration provisions hereof (including termination of the Agreement pursuant to an Event of Default pursuant to the provision of the Paragraph above entitled “Events of Default” above.

(b)           Quiet Enjoyment. Notwithstanding anything to the contrary herein, each Party (and their respective licensees) shall have the continuing right of quiet enjoyment and non-disturbance of their respective licensing rights (i.e., the Licensed Rights and the CAS Reserved Rights) with respect to already-released programs and specifically as to licenses and sublicenses which are in place (that is, a termination of Distributor’s rights hereunder shall not cause the termination of the licenses or sublicenses entered into by Distributor hereunder accordance with the terms hereof for programs which are already in release under such licenses or sub-licenses) (“Released Program Quiet Enjoyment”). For clarity, CAS’ funding obligations pursuant to the 2024 PSFA are not rights to which Distributor or its Affiliates have any “quiet enjoyment” or “non-disturbance” rights hereunder or in any 2024 CAS Agreement. Neither Party shall exercise its rights hereunder in a manner that materially and adversely infringes upon Released Program Quiet Enjoyment under the licenses and sublicenses entered into by the other Party (or their respective licensees) or the exploitation thereof, subject to the Overspill Provisions.

(c)           Take Downs. If any dispute arises as to whether any of either Party’s use, exploitation or quiet enjoyment of their respective rights (i.e., the Licensed Rights and the CAS Reserved Rights) violates (or may violate) the rights of the other Party, the aggrieved Party agrees that it shall not issue to any person (other than the other Party) any so-called infringement notice or take-down demand (as such are set forth under the Digital Millennium Copyright Act) any similar law or act which demands that a person remove, restrict or limit the distribution of digital content (each a “Take-Down Notice”) except as provided herein. Any Take-Down Notice shall first be submitted to the other Party, and the Parties shall use timely best efforts to resolve any dispute reflected in the Take-Down Notice. If the Parties cannot resolve such matter within fifteen (15) business days, then the aggrieved Party shall refrain from issuing any Take-Down Notice except upon the matter having been adjudicated pursuant to the binding arbitration provisions set forth in “Mandatory Arbitration” paragraph below.

(d)           NO CONSEQUENTIAL OR PUNITIVE DAMAGES. IN NO EVENT SHALL EITHER PARTY (OR ANY AFFILIATE THEREOF) BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES OR LOSS WHICH ANOTHER PARTY (OR ANY AFFILIATE THEREOF) MAY SUFFER OR SUSTAIN AS A RESULT OF ANY BREACH BY ONE PARTY (OR AN AFFILIATE THEREOF) OF THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY (OR ANY AFFILIATE THEREOF) BE LIABLE FOR PUNITIVE DAMAGES, THE RIGHT TO WHICH IS EXPRESSLY WAIVED BY EACH PARTY.

26.           No Assignment.

(a)           Subject to the Financing Proviso, prior to the end of the Key Man Term, neither Party may assign this Agreement or any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of the other Party, which shall not be unreasonably withheld (and with such consideration by each Party including the context of the relationship reflected in this Agreement); provided, that if a Project B Election to Proceed is effected (as provided in the 2024 PSFA), then such prohibition shall continue until the completion and delivery of Project B pursuant to such Project B Election to Proceed. Subject to the Financing Proviso, after the end of the Key Man Term, Distributor may effect an assignment of this Agreement without CAS’ consent to surviving or successor entity(ies) directly resulting from a merger, acquisition, corporate reorganization, or sale of all or substantially all of the assets of Distributor (“Reorg”); provided that Distributor’s obligations hereunder must be assumed by any such permitted assignee in such Reorg, and such Reorg must include the written agreement of the Key Man (of which CAS shall be a beneficiary) to continue to satisfy all of his obligations under this Agreement with such assignee in any such Reorg. Other than with respect to a permitted assignment (and assumption) in a Reorg or Financing Transaction, the duties comprising the Key Man Affiliation are not assignable or delegable. Any purported assignment made contrary to the terms of this Agreement (including any assignment for the benefit of creditors, or any assignment to a trustee pursuant to any bankruptcy or insolvency, or any unpermitted assignment or delegation of the duties comprising the Key Man Affiliation) shall constitute a breach hereof and shall be void ab initio. Company in any event, shall not be obligated to accept any executory performances from, or render any executory performances to, any purported assignee of this Agreement in any bankruptcy This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties hereto.

(b)           This Agreement and the Key Man Affiliation that is a condition hereof requires the personal services of and by the Key Man, and such personal services of the Key Man are inextricably connected to the services to be provided by Distributor hereunder. Other than specifically as provided and limited with respect to a Reorg or a Financing Transaction provided for herein, the duties and obligations of the Key Man under this Agreement are not assignable or delegable to any person without CAS’ prior written consent (in its sole and absolute discretion), nor shall CAS be compelled to accept Distributor’s performance hereunder (or pursuant to any Reorg or Financing Transaction) without the Key Man Affiliation. The Parties acknowledge that CAS’s funding obligations under the PSFA are financial accommodations and are not assignable to any person without CAS’ prior written consent (in its sole and absolute discretion). For clarity, the foregoing shall not be construed to prohibit Distributor’s customary licensing or sub-distribution in the ordinary course of business in connection with its exploitation of the Licensed Rights, subject to any consultation and/or approval rights of CAS as set forth herein.

(c)           Notwithstanding the foregoing subparagraphs (a)-(b), Distributor may reorganize its capital structure, including, without limitation, by one or more issuances of equity or debt-equity hybrid interests, and/or by a Reorg, so long as such transaction (or series of integrated transactions) makes available to Distributor, on commercially reasonable terms, a reasonable amount of working capital and liquidity to enable Distributor to satisfy its financial obligations as they come due (a “Financing Transaction”). A Financing Transaction shall not require the consent of CAS, so long as the following conditions are met with respect to such Financing Transaction (the “Proviso Conditions”): (i) if such Financing Transaction includes an assignment of this Agreement or any rights or obligations hereunder to a third party successor (such third party or successor, an “Assignee”), Distributor’s obligations hereunder must be assumed in their entirety by any such permitted Assignee in such Financing Transaction; (ii) the Financing Transaction must include the written agreement of the Key Man (of which CAS shall be a beneficiary) to continue to satisfy all of Key Man’s obligations under this Agreement (without delegation of Key Man’s personal services) with such Assignee in any such Financing Transaction; (iii) Distributor and any Assignee (as applicable) must remain solvent (to the extent such entity remains in existence) immediately after giving effect to the Financing Transaction; (iv) a transfer or assignment in bankruptcy shall not qualify as a Financing Transaction; (v) a Financing Transaction may not violate the MTM Clause (as defined in the 2024 PSFA); and (vi) a Financing Transaction may not result in a Change of Control. This subparagraph (c) is referred to herein as the “Financing Proviso.”

27.           Copyright. Subject to the provisions hereof, if any Person that is not a Party to this Agreement shall do or perform any acts that Distributor believes constitute a copyright infringement of any Program and/or of any Underlying Materials, or of the rights of Distributor and/or CAS therein, or if any Person shall do or perform any acts that Distributor believes constitute an unauthorized or unlawful distribution, exhibition or use thereof, then in such event, Distributor (upon notice to CAS) shall have the right to take such steps and institute or defend such suits or proceedings or take such other action as Distributor may deem advisable or necessary to prevent such acts and conduct and to secure damages and other relief by reason thereof, and generally to take such steps as Distributor deems advisable or proper for the full protection of the rights of the Parties with respect to such Program. Distributor may take such steps and institute or defend such suits or proceedings in its own name, or in the name of a designee, and/or in the names of the Parties jointly. CAS agrees to cooperate with Distributor in such suits or proceedings as reasonably required by Distributor.

28.          Further Documents. The Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this and each Party’s respective rights and entitlements hereunder. CAS shall, concurrent with the execution of this Agreement, execute and deliver to Distributor the Memorandum of Amended and Restated License attached hereto and incorporated herein by this reference as Exhibit B.

29.          Notices. All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed to have been given, if such notice is provided as follows: (a) by deposit with the United States mail, certified, return receipt requested, upon deposit with a nationally recognized overnight carrier; (b) by personal delivery; or (c) by electronic mail (with confirmed receipt). Rejection or other refusal to accept or inability to deliver because of a changed address or email address of which no notice has been received shall also constitute service of notice. The Parties may change their respective addresses by sending written notice to the other Parties in accordance with the foregoing; provided, however, that no written notice of change of address shall be effective until the date of receipt thereof. Physical and email addresses for the notices are as follows:

If to Distributor:

The Chosen, Inc.

4 South 2600 West, Suite 5

Hurricane, Utah 84737

Attn: Brad Pelo

Email: brad@thechosen.tv

and

Willkie Farr & Gallagher LLP

2029 Century Park East

Los Angeles, California 90067

Attn: Andrew Kramer

Email: akramer@willkie.com

If to CAS:

Come and See Foundation, Inc.

6385 Corporate Drive, Suite 200

Colorado Springs, Colorado 80919

Attn: Ryan Dunham, COO

Email: ryan@comeandseefoundation.org

With copies to:

Michael Barnes Esq.

Barnes Law Firm

24 West Camelback Road, #467

Phoenix, Arizona 85013

Email: MBarnes@BarnesLaw.US

and

Anthony Biller Esq.

Envisage Law

2601 Oberlin Rd, Ste 100

Raleigh, NC 27608

ajbiller@envisage.law

30.           MANDATORY ARBITRATION; JURISDICTION.

(a)           Subject to Mandatory Arbitration and the Rules, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely therein, without regard to any conflict of law principles; provided that if there is any conflict between such choice of law and the Rules or Mandatory Arbitration provisions, the Rules and the Mandatory Arbitration shall control, and such choice of law may not adversely affect or vitiate the Mandatory Arbitration provisions hereof or the application of the Rules in such Mandatory Arbitration.

(b)           The Parties hereto are Christians and believe that the Bible commands them to make every effort to live at peace and to resolve disputes with each other in private or within the Christian church (see Matthew 18:15-20; 1 Corinthians 6:1-8). Therefore, the Parties hereto agree that any claim or dispute between them shall be settled by biblically based mediation and, if necessary, legally binding arbitration in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation (the “Rules”), to be held in a neutral local or such other mutually agreed upon location. Subject to the primacy of applying such Rules, the Parties will make best efforts to select an arbitrator who has substantial experience in adjudicating and/or arbitrating disputes in the motion picture and television industry. If the Parties are not able to locate an arbitrator with such experience, the Parties agree that the arbitrator may (and should) select a special master at the Parties’ shared expense with substantial experience in the industry to advise the arbitrator. The Parties further agree that for disputes forecast to involve less than $100 million in controversy, the matter shall be resolved by a single arbitrator, and for matters in excess of $100 million, the matter shall be resolved by a panel of three (3) arbitrators. (As used herein, the singular “arbitrator” includes the plural if applicable.) The arbitrator shall decide all issues and questions of whether a dispute or claim is subject to mediation and/or arbitration pursuant to the Rules and/or of the arbitrability (including the existence, validity, and scope of the arbitration agreement) and/or jurisdiction of a dispute or claim, pursuant to Rules 24 and 34. Judgment upon any such arbitration decision or award may be entered in and enforced by any court having jurisdiction thereof. If any dispute or claim is arbitrated, the arbitration award shall also provide for payment by the non-prevailing Party to the prevailing Party of all fees and costs incurred in connection with said arbitration, as well as the reasonable outside attorneys’ fees and costs incurred by the prevailing Party. These mandatory arbitration provisions are referred to collectively as “Mandatory Arbitration”.

(c)           Each Party hereby irrevocably: (i) waives any objection which it may have as to determining the basis for jurisdiction in any claim, action or proceedings arising as a result of this Agreement or related thereto, including any claim for which the tribunal set forth above would be a forum non conveniens for the suit, action or proceedings; (ii) waives any right which it may have to initiate any claim, action or proceedings arising as a result of this Agreement before a court in its own domicile; and (iii) agrees as follows: WAIVER OF JURY TRIAL: EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, THIS AGREEMENT; and (iv) agrees that a final judgment issued in respect of such action, claim or process shall be conclusive and may be enforced by filing legal proceedings in any court in the jurisdiction to which the applicable Party and its assets are subject.

31.          Miscellaneous.

(a)           This Agreement constitutes the Parties’ entire understanding with respect to the subject matter hereof and it supersedes all prior statements, negotiations, agreements and understandings between or among the Parties, whether oral or written (and including respecting any third party or third party beneficiary). Other than as specifically set forth in this Agreement, no other purported agreement, statement, negotiation, assurance, inducement, understanding or promise between or among the Parties relating to the subject matter of this Agreement shall be valid or binding, nor provide any remedy to any Party relating to the subject matter of this Agreement. This Agreement shall be deemed jointly drafted by the Parties and each Party hereto will bear its own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement. The Parties acknowledge that in entering into this Agreement they have not relied and will not in any manner rely upon any other agreements, other than those agreements specifically set forth in this Agreement or in any agreements referred to therein. No Person, whether or not an officer, agent, employee or representative of any Party hereto, has made for or on behalf of that Party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement. This Agreement can be amended only by a written instrument signed by the Parties. Each provision of this Agreement will be considered separate and severable, and in the event that any such provision is held to be invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions will continue to be in full force and effect without being impaired or invalidated in any way. This Agreement, and all rights and obligations hereunder, will be binding on and inure to the benefit of the Parties hereto and their respective successors, licensees, assigns, and Affiliates. Except as may be expressly set out in this Agreement, nothing herein is intended or shall be construed to confer on any person or entity other than the Parties, and their successors or assigns, any rights or remedies under or by reason of this Agreement, and there are no third-party beneficiaries hereof except as specifically, explicitly and intentionally provided by the terms of this Agreement. Angel Studios is not an intended third party beneficiary of this Agreement.

(b)           The failure of any Party at any time or times to demand strict performance by another Party of any of the terms, covenants, or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof. Any Party may by written notice, at any time, demand strict and complete performance by the other Party of the terms, covenants, and conditions of this Agreement. A waiver shall only be effective if set forth in writing and signed by the Party to be charged with such waiver. No notice or demand on any Party shall entitle it to any further notice or demand in similar or other circumstances.

(c)           Neither party shall take any action, nor exercise its rights in any manner, which will (or would reasonably be perceived by the other Party or the public as being) derogatory, scandalous or defamatory to either Party, or which would subject the Programs or the Licensed Trademarks to public ridicule or disapproval, or uses which portray (or would reasonably be perceived by the public as portraying) the underlying Biblical material in a derogatory, scandalous or defamatory manner, or in a manner which is a material deviation from the doctrines of biblical scripture, as they are traditionally understood and interpreted with modern evangelical audiences and institutions.

(d)           This Agreement may be signed in counterparts and PDF documents and photocopies may be used as an original. Signatures of the parties so transmitted by PDF or other electronic means shall be deemed to be their original signatures for all purposes. The exchange of copies of this Agreement and of signature pages by PDF or other electronic means from which a paper replica can be generated shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

(e)           Nothing herein contained shall constitute a partnership between or joint venture by any Party hereto, or constitute any Party the agent of the other Party. No Party shall hold itself out contrary to the terms of this subparagraph (e) and no Party shall become liable by any representation, act or omission of the other contrary to the provisions hereof. This Agreement is not for the benefit of any Person not signatory to this Agreement, and this Agreement shall not be deemed to give any right or remedy to any such Person, whether referred to herein or not.

(f)           The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. If and to the extent there is a conflict between the above paragraphs of this Agreement and any schedule or exhibit attached hereto, the more particular or specific expression or terms in the conflicting instruments shall control over those which are general. Commencing with Season 4 of The Chosen Series, if there is any conflict between the terms of any provision of the 2022 License Agreement and any provision of this Agreement, the provisions of this Agreement shall apply.

(g)           CAS and Distributor (including through meetings of the Chosen Planning Council) shall from time to time review in good faith the application of Commercial Exploitation Gross Receipts provisions and other material terms hereof, CAS Ancillary Rights Royalty, TM Royalty, and other terms and implementation details of this Agreement with the objectives of ensuring that such terms and structure (i) avoid excise taxes to Distributor on excess benefit transactions under Section 4958 of the Code and the regulations thereunder, (ii) avoid providing an impermissible “private benefit” or “private inurement” to Distributor by CAS as an organization exempt from federal income tax under Section 501(c)(3) of the Code, and (iii) to the extent reasonably possible, comply, with an arm’s-length standard principles under Section 482 of the Code and the regulations thereunder (collectively, the “Tax Objectives”).  If mutually agreed, CAS and Distributor or their representatives shall, individually, and if appropriate jointly, engage, or continue their engagements with, qualified independent third-party experts to assist in such review at CAS’ sole cost and expense. CAS and Distributor shall cooperate in good faith in providing all necessary information and documentation to facilitate such review and work in good faith to agree to any modifications to the Transaction Agreements to achieve the Tax Objectives. The Parties may, mutually acting in good faith, agree to further adjustments, refinements, and changes to the CAS Ancillary Rights Royalty, CAS Ancillary Rights Royalty, TM Royalty, and other terms of this Agreement based upon fair market value appraisals, comparables and industry standards.

(h)           Upon and after expiration or earlier termination of the Term, any provision of this Agreement that, by its nature or express terms, is intended to survive such termination or expiration of the Term will survive.

[signature page follows]

EXECUTION COPY

AGREED AND ACCEPTED:

THE CHOSEN, INC.	COME AND SEE FOUNDATION, INC.

By:	By:
Name: Brad Pelo	Name: Ryan Dunham
Its: President	Title: Chief Operating Officer